UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐  Soliciting Material Pursuant to §240.14a-12
CUMBERLAND PHARMACEUTICALS INC.

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March 17, 2023
DEAR FELLOW SHAREHOLDERS:
You are invited to join us for the 2023 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc. The meeting will be held on April 25, 2023 at 9:30 a.m. Central Time, at Cumberland’s Corporate Offices located at 1600 West End Avenue, Suite 1300, Nashville, Tennessee.
The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at this year's Annual Meeting. The Board's recommendations on these items are included with the proposals, and your support is important.
Shareholders of record can vote their shares by marking the enclosed proxy, signing and dating the proxy card and mailing it in the enclosed envelope. Shareholders can also vote using the Internet or mobile device. Instructions for using these alternative voting methods are included in the enclosed proxy card.
Sincerely,
A. J. Kazimi
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2023

The 2023 Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., will be held on April 25, 2023, at 9:30 a.m. Central Time, at the Cumberland Pharmaceuticals Inc., Music City Boardroom, 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203. The items of business are:
(1)    To consider and act upon a proposal to elect to the Company's Board of Directors, Mr. Kenneth Krogulski, Ms. Caroline Young and Mr. Martin S. Brown, Jr.;
(2)     To ratify a proposal to consider the appointment of FORVIS, LLP (formerly BKD, LLP) as the Company's independent registered public accounting firm for the 2023 fiscal year;
(3) To provide shareholders an opportunity to participate in an advisory vote on executive compensation;
(4)    To approve an amendment to the Amended and Restated 2007 Long-Term Incentive Compensation Plan increasing the shares of common stock available for issuance under the 2007 Plan by 750,000 shares; and
(5) Any other business that may properly come before our annual meeting.
Shareholders of record at the close of business on March 1, 2023 are entitled to receive notification and vote at the Annual Meeting and any adjournments or postponements of the meeting. If you were a shareholder at the close of business on March 1, 2023, you are entitled to vote at the Annual Meeting.
We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow companies to deliver proxy materials to their shareholders on the Internet. We believe this approach allows us to provide shareholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about March 17, 2023, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders. We have provided access to our proxy materials on the Internet. The proxy materials include our 2022 Annual Report to Shareholders, our Annual Report on Form 10-K for 2022 and the Proxy Statement and proxy card.

Whether or not you plan to attend the Annual Meeting, we ask that you carefully read through the proxy statement and the voting instructions to ensure that your shares are represented. If you attend the meeting you may withdraw any previously given proxy and vote your shares in person.
By order of the Board of Directors,

A. J. Kazimi
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 25, 2023
This Proxy Statement, our 2022 Annual Report to Shareholders and our Annual Report on Form 10-K for 2022 are available at: http://www.cstproxy.com/cumberlandpharma/2023. Directions to attend the Annual Meeting and vote in person are available on our website, www.cumberlandpharma.com. From the homepage, link through the “Investor Relations” page to the “Events Calendar” page.

Voting Your Shares

You may vote if you owned shares of our common stock at the close of business on March 1, 2023. You may vote in person, or submit a proxy by the Internet, mobile device or mail as follows:

Internet:	www.cstproxyvote.com
Mail:	Complete, sign, date and return your proxy card in the postage-paid envelope provided.
In Person:	Attend our annual meeting and vote by ballot

If you submit your proxy via Internet, you do not need to return your proxy card.

CUMBERLAND PHARMACEUTICALS INC.
1600 West End Avenue, Suite 1300
Nashville, Tennessee 37203
(615) 255-0068
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2023

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This Proxy Statement accompanies the Notice of Annual Meeting of Shareholders of Cumberland Pharmaceuticals Inc., a Tennessee corporation (“we,” “our,” "Cumberland," or “the Company”), in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting to be held on April 25, 2023, at 9:30 a.m. Central Time, at the offices of Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203, and at any postponement or adjournment of the meeting.
We are furnishing proxy materials to our shareholders primarily via the Internet under rules adopted by the Securities and Exchange Commission, instead of mailing printed copies of those materials to each shareholder. These materials are available to shareholders via the Internet at the following website: http://www.cstproxy.com/cumberlandpharma/2023. On March 17, 2023, we will begin mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2022 Annual Report to Shareholders, our Annual Report on Form 10-K for 2022 and the Proxy Statement and proxy card. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card or to vote via the Internet or mobile device. We pay the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the Notice of Internet Availability of Proxy Materials and these proxy materials.
This process is designed to expedite the shareholders receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Shareholders who would prefer to continue to receive printed proxy materials should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
What is the Purpose of the 2023 Annual Meeting?
At the 2023 Annual Meeting, shareholders will act upon the matters outlined in the attached Notice of Annual Meeting and described in detail in this Proxy Statement, which are:
(1) consider and act upon a proposal to elect to the Company's Board of Directors, Mr. Kenneth J. Krogulski, Ms. Caroline R. Young and Mr. Martin S. Brown, Jr.;
(2) ratify the appointment of FORVIS, LLP (formerly BKD, LLP) as our independent registered public accounting firm for 2023;
(3) provide shareholders an opportunity to participate in an advisory vote on executive compensation:
(4) approve an amendment to the Amended and Restated 2007 Long-Term Incentive Compensation Plan increasing the shares of common stock available for issuance under the 2007 Plan by 750,000 shares; and
(5)  to transact such other business as may properly come before our annual meeting or any postponement or adjournment of the meeting.
In addition, our management will report on our performance during the fiscal year ended December 31, 2022 and respond to questions from shareholders.

Although the Board does not anticipate that any other matters will come before the 2023 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.
Who Is Entitled to Vote at the 2023 Annual Meeting?
Only shareholders of record at the close of business on March 1, 2023, or the “record date,” will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting.
What Are the Voting Rights of the Holders of Our Common Stock?
Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of directors, holders of common stock are entitled to vote for as many individuals as there are director seats to be elected, which for the 2023 Annual Meeting includes two (2) Class I director seats and one (1) Class II director seat. The election of directors is by plurality voting, meaning that the three nominees receiving the greatest number of votes cast will be elected; provided that a quorum is present. On each other matter to be presented, a matter will be approved if the votes cast in favor of the action exceed the votes cast opposing the action.
Abstentions will not be counted towards the tabulation of votes cast on matters properly presented to the shareholders (except the election of directors). In the election of directors, if more votes are withheld than votes for the election of a director, that director must tender his or her resignation to the Board of Directors; the Board of Directors will have 90 days to consider the matter and act. Any director who tenders his or her resignation due to this process cannot participate in any decision, unless the election resulted in less than two directors serving on the Board of Directors.
What Constitutes A Quorum?
Our Bylaws provide that the presence, in person or by proxy, of the holders of a majority of shares entitled to vote at our Annual Meeting shall constitute a quorum. On the record date there were 14,337,531 shares of our common stock (excluding restricted shares) issued and outstanding and such shares are the only shares entitled to vote at the Annual Meeting. Therefore, we anticipate that the quorum for our Annual Meeting will be 7,168,766 shares.

Your Proxy may be sent directly to the broker that holds your shares. A broker may vote your shares on your behalf without instructions for routine matters. However, a broker must have instructions from you to vote your shares with respect to non-routine matters, such as Proposals I, III, and IV. A vote that is not cast because the broker lacks instructions from you is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a general quorum is present at the Annual Meeting, but they will not be counted as a vote FOR or AGAINST a non-routine matter or as an abstention on any non-routine matter.
What Are the Board’s Recommendations?
Unless you provide other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of the Proposal in this Proxy Statement. In summary, the Board recommends a vote FOR election to the Board of Directors of the nominees for the two (2) Class I and one (1) Class II directorships named in this Proxy Statement (See Proposal I), a vote FOR the ratification of the appointment of FORVIS, LLP (formerly BKD, LLP) as our independent registered public accounting firm for the year ending December 31, 2023 (See Proposal II), a vote FOR the resolution regarding compensation of the named executive officers (See Proposal III), and a vote FOR approving an amendment to the Amended and Restated 2007 Long-Term Incentive Compensation Plan increasing the shares of common stock available for issuance under the 2007 Plan by 750,000 shares (See Proposal IV).
The proxy holders will vote in their discretion with respect to any other matter that may properly come before the Annual Meeting.

Proxies
If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment of the meeting in accordance with the instructions indicated on such proxy. IF NO INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, THE OFFICIAL PROXIES WILL VOTE (1) “FOR” PROPOSAL I DESCRIBED IN THIS PROXY STATEMENT; (2) "FOR" THE RATIFICATION OF THE APPOINTMENT OF FORVIS, LLP (FORMERLY BKD, LLP) AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023; (3) "FOR" PROPOSAL III DESCRIBED IN THIS PROXY STATEMENT (4) "FOR" PROPOSAL IV DESCRIBED IN THIS PROXY STATEMENT AND (4) "FOR" PROPOSAL IV DESCRIBED IN THIS PROXY STATEMENT  AND (5) AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXY HOLDERS.
A shareholder who has returned a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Cumberland Pharmaceuticals Inc. a duly executed proxy bearing a later date or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203, Attention: Corporate Secretary.

PROPOSAL I
ELECTION OF DIRECTORS
The Board of Directors
Effective April 25, 2023, our Board of Directors will consist of seven directors, divided into three classes, serving staggered three-year terms. One of three classes is elected each year to succeed the directors whose terms are expiring. At this 2023 Annual Meeting, the term of the two (2) Class I directors expire. The individuals nominated for election as director in Class I at this 2023 Annual Meeting would, if elected, hold office for a three-year term expiring in 2026. Also at this 2023 Annual Meeting, one (1) Class II director is nominated for election and would, if elected, hold office for a one-year term expiring in 2024.
Director Nominees
Mr. Krogulski and Ms. Young are currently serving as directors of the Company. There are currently five independent directors serving on our Board.

Nomination to serve as Class I directors, for term expiring in 2026

Kenneth J. Krogulski. Mr. Krogulski, 65, joined Cumberland’s Board of Directors in 2017. He has over 40 years of experience in security analysis and portfolio management and is currently the Managing Partner and Chief Investment Officer of Berkshire Asset Management, LLC. Berkshire is an independent SEC registered Pennsylvania based investment advisory firm with over $3.5 billion in assets under supervision as of December 31, 2022. Prior to Berkshire, Mr. Krogulski began his career in financial services in 1979 at First Eastern Bank, N.A., now PNC Financial, as an investment analyst and portfolio manager, where he advanced to Chief Investment Officer of the Trust Department. In addition, Mr. Krogulski is currently on the board of Allied Services Integrated Health System. He previously served as a Director of Landmark Community Bank (LDKB: NASDAQ) and numerous nonprofit organizations. Mr. Krogulski holds a B.S. in finance from Indiana University of Pennsylvania and earned his M.B.A. from Wilkes University. In addition, he holds the Chartered Financial Analyst designation.

Caroline R. Young. Ms. Young, 48, joined the Board of Directors of Cumberland Pharmaceuticals in 2016. She serves as Cumberland’s Environmental, Social, and Governance (ESG) Board Director. Ms. Young is currently vice president of Partnership Development at Frist Cressey Ventures, a Nashville-based healthcare venture firm. At FCV, she focuses on accelerating value for FCV’s partnerships and enhancing relationships with industry-wide stakeholders. Prior to FCV, Ms. Young partnered with Former U.S. Senate Majority Leader Bill Frist to launch NashvilleHealth, a first-of-a-kind initiative to reduce disparities and drive community-level health improvement. Prior to that role, Caroline led one of the nation’s premier health care industry associations, the Nashville Health Care Council, where she cultivated a national network of executives in support of industry leadership and innovation. Ms. Young currently serves on the board of Hint Health. She is also a member of the advisory boards of Belmont University College of Health Sciences and Washington, DC-based Women Business Leaders of the U.S. Healthcare Industry (WBL). Ms. Young holds an MS from the University of Tennessee and a BA from the University of Mississippi.

Nomination to serve as Class II directors, for term expiring in 2024
Martin S. Brown, Jr. Mr. Brown, 58, chairs the holding company with the controlling interest in Brown-Forman Corporation, the owner of the Jack Daniel Distillery. He previously served for ten years on the Board of Directors of Brown-Forman which is a New York Stock Exchange listed company. For nearly thirty years, Mr. Brown has also been a practicing attorney in Nashville with Adams and Reese, LLP, and its predecessor firm. Adams and Reese is a multistate law firm with nearly 300 attorneys located in 21 offices. His clients primarily are privately held businesses and their owners. He has been listed in Best Lawyers® national peer review guide in the corporate law category since 2009. Mr. Brown earned his law degree from Vanderbilt University after receiving his undergraduate degree from Yale University. Since 2018 he has served on the Board of Directors of the parent company of Aegis Sciences Corporation, a rapidly growing forensic toxicology laboratory. Mr. Brown also has served as a board member or officer for many community organizations, including the Land Trust for Tennessee, Nashville Public Radio, Montgomery Bell Academy, Nashville Public Television, Centerstone Mental Health Center, Cheekwood Estate and Gardens, and the Tennessee chapter of the Nature Conservancy. He is a member of the Economic Club of Nashville and the Nashville Capital Network.
Class II Directors Expected to Stand for Re-Election in 2024
James R. Jones. Mr. Jones, 75, has served as a member of our Board of Directors since 2010 and is Chair of our Audit Committee. Mr. Jones’ 36-year career in professional accounting at KPMG LLP included the role of Managing Partner at their Nashville, Tennessee office from 1999 to 2006. He served in various capacities during his career at KPMG which also included positions at their offices in Jackson, Mississippi, Washington, D.C. and Greenville, South Carolina. During his tenure with KPMG, Mr. Jones led a team of more than 100 individuals providing accounting services for an extensive client base. Following retirement in 2006, he has served as an advisor as well as provided various consulting services to several companies, including acting as liaison between management and the board of directors of a long-term care facility and serving as interim CEO of a charitable organization. He is currently a board director and member of the audit committees of Argent Trust Company of Tennessee and Belmont University. Mr. Jones also serves as a member of our Audit Committee and is our Audit Committee financial expert. Mr. Jones holds a B.S. from Mississippi College and an M.B.A from Mississippi State University. The board believes Mr. Jones’ significant accounting background will strengthen Cumberland’s existing financial capabilities and play a key role as the company is subject to increasingly stringent accounting and auditing regulations as a public entity.
Class III Directors Expected to Stand For Re-Election in 2025
Gordon R. Bernard. Dr. Bernard, 71, served as our Medical Director from 1999 until 2010 and currently serves as Chair of our Medical Advisory Board. He has served on our board of directors since 2010. Dr. Bernard is the Executive Vice President for Research at Vanderbilt University Medical Center, and also the Melinda Owen Bass Professor of Medicine and former Chief of the Division of Allergy, Pulmonary and Critical Care Medicine at Vanderbilt. In addition, he is Senior Associate Dean for Clinical Sciences and Chairman of Vanderbilt’s Pharmacy and Therapeutics Committee, which is responsible for approving the Vanderbilt Medical Center Formulary of approved drugs and therapeutics. Dr. Bernard has been conducting national and international trials of pharmaceuticals since 1980 and he has been steering committee chair of the National Institutes of Health, Acute Respiratory Distress Syndrome Clinical Trials Network since its inception in 1994 through its conclusion in 2014. This network is the only federally supported ongoing system for the conduct of research in the hospital Intensive Care Unit, or ICU. He holds a B.S. from the University of Southwestern Louisiana and an M.D. from Louisiana State University. Dr. Bernard maintains an active practice as an Intensivist in the Medical ICU at Vanderbilt and is therefore in a position to observe, first hand, the pharmaceutical management issues surrounding the care of a wide variety of the most severely ill patients and identify their unmet medical needs. The board believes Dr. Bernard’s medical background is extremely valuable as the Company seeks to continue expanding its pipeline with promising products that offer advancement to patient care and are well-positioned competitively.

Joseph C. Galante. Mr. Galante, 73, is a music industry executive with extensive experience that scans a celebrated career. He is accredited with developing the careers of Alabama, Dave Mathews Band, Dolly Parton, Kenny Chesney, Brad Paisley, Martina McBride, Carrie Underwood, Clint Black, Miranda Lambert, and the Judds, among others. His successful business track record, entrepreneurial and public company experience make him a valuable member of our board. Mr. Galante began at RCA Records in New York, followed by a transfer to RCA Nashville where he served as a director at the label, followed by the role of Vice President of Promotion and Marketing. At the age of 32 he became the youngest person ever named to run a major country record label. In 1990 he was appointed President of RCA Records US based in New York. He returned to Nashville as Chairman to run the RCA and BNA labels in Nashville. Under his leadership, RCA Records was the number one country label for eleven consecutive years. He then served as Chairman of Sony Music Nashville for six years. He was presented with the Bob Kingsley Living Legend Award by the Opry Trust to honor his work for country music. Mr. Galante is currently a member of the Board of Directors of Pinnacle Financial Partners whose shares are listed on the NASDAQ stock exchange, the Country Music Association (CMA) Foundation and Fishbowl Spirits, LLC. He holds a B.S. in finance and marketing from Fordam University.
A.J. Kazimi. Mr. Kazimi, 64, founded our company in 1999 and has served as the Chairman of our Board of Directors and Chief Executive Officer since inception. His career includes 31 years in the biopharmaceutical industry. At Cumberland, he has overseen the development and FDA approval of the company’s Acetadote® and Caldolor® brands, while also leading the acquisition of the Company’s six other commercial products. He was responsible for Cumberland’s initial public offering and listing on the NASDAQ stock exchange. He also serves as Chairman and Chief Executive of Cumberland Emerging Technologies. Prior to joining our company, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering and listing on the London stock exchange. Mr. Kazimi started his career at Brown-Forman Corporation, rising through a series of management positions and helping to launch several new products. Mr. Kazimi serves on the Board of Directors for the Nashville Health Care Council, an association of the largest concentration of healthcare companies in the U.S. He also serves on the Boards of the Tennessee Historical Society and the Gettysburg Foundation which partners with the National Park Service to preserve the historic military park. Mr. Kazimi is a member of the Board of Visitors at the Vanderbilt University Business School and the Visiting Committee at the Loyola University New Orleans College of Business. He previously served on the board of Aegis Sciences Corporation, a federally certified forensic toxicology laboratory, which has sold twice to large private equity investors. He holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt University Owen Graduate School of Management. The board believes that Mr. Kazimi brings strategic insight, leadership and a history of successful execution to the Company along with a wealth of experience in both the biopharmaceutical industry and the development of emerging companies.
Please refer to the section labeled “CORPORATE GOVERNANCE” for a discussion of the various committees of our Board of Directors and the composition and duties of these committees, as well as the nomination process for directors, and a discussion of other corporate governance and ethical considerations.
Based on their qualifications and experience, we believe the aforementioned nominees for directorship are suitable nominees to serve on the Board and we believe the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, our Board may designate a substitute nominee, and the proxy holders will vote the proxies for the substitute nominee as they may determine.
THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL II
PROPOSAL TO RATIFY APPOINTMENT OF
FORVIS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed the firm of FORVIS, LLP (formerly BKD, LLP "FORVIS") as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2023. BKD, who merged with another firm to become FORVIS in June 2022, has served as our independent registered public accounting firm since May 1, 2020.

We are not required to seek shareholder approval for the appointment of our independent registered public accounting firm; however, the Audit Committee and the full Board of Directors believe it to be a sound corporate governance practice to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

Representatives of FORVIS will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS STRONGLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF FORVIS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

PROPOSAL III
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, provides that our shareholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this Proxy Statement of the Company’s named executive officers. The Company's named executive officers are set forth in the Summary Compensation Table, and the Company has disclosed the compensation of the named executive officers pursuant to SEC rules.
The Company believes that the compensation policies for the named executive officers are designed to attract and retain talented and experienced executives; motivate and reward executives whose knowledge, skills and performance are critical to our success and align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding them when shareholder value increases. This non-binding advisory shareholder vote, commonly referred to as a “say-on-pay vote,” is currently held every three years and, gives you as a shareholder the opportunity to approve or not approve the named executive officers' compensation disclosed in this Proxy Statement by voting for or against the following resolution (or by abstaining with respect to the resolution):
RESOLVED, that the shareholders of Cumberland Pharmaceuticals Inc. approve all of the compensation of Cumberland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
Although the say on pay vote is advisory and is not binding on either the Board of Directors or the Company, the Compensation Committee will take into consideration the outcome of the shareholder vote on this proposal when considering future executive compensation decisions.

THE BOARD OF DIRECTORS STRONGLY RECOMMENDS A VOTE “FOR” THE RESOLUTION REGARDING THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL IV
AMENDMENT TO THE AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE COMPENSATION PLAN INCREASING THE SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2007 PLAN BY 750,000 SHARES

NASDAQ Global Select Market standards require that any “material revision” of an equity compensation plan or arrangement affected after June 30, 2003 requires shareholder approval. A "material revision" includes a material increase in the number of shares to be issued under a plan. Currently, the Amended and Restated 2007 Long-Term Incentive Compensation Plan reserves up to 2,400,000 shares of common stock of the Company for the plan (the "2007 Plan"), of which 279,863 shares of common stock remained available for issuance as of March 17, 2023. The Board has determined that it is advantageous to the Company to amend the 2007 Plan to allow 750,000 additional shares of common stock of the Company to be reserved for issuance under the 2007 Plan. Amendment Number 3 to the Amended and Restated 2007 Long-Term Incentive Compensation Plan has been filed electronically with the Securities and Exchange Commission (SEC) as Appendix A to this Proxy Statement and can be accessed on the SEC's website at www.sec.gov. Amendment No. 3 to the 2007 Plan was approved by the Board on March 8, 2023, and is being submitted for shareholder approval at the Annual Meeting.
The affirmative vote of a majority of the shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required to approve the Amendment to the 2007 Plan. Abstentions will not be counted for purposes of this proposal, and broker non-votes will have no effect since these votes will not be considered present and entitled to vote for this purpose.
If the proposed Amendment No. 3 to the 2007 Plan to increase the share reserve under the 2007 Plan is not approved by our shareholders, then the 2007 Plan will remain in effect in accordance with its existing terms, and we will continue to grant equity incentive awards under the 2007 Plan until the earlier of its expiration on April 21, 2026 or the date on which there cease to be any shares remaining available for issuance under the 2007 Plan. Following the expiration of the 2007 Plan or the exhaustion of the existing share reserve, we will be unable to maintain our current equity grant practices, and therefore we will be at a significant competitive disadvantage in attracting and retaining talent. We may also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our shareholders as effectively as equity incentive awards.
Summary of 2007 Plan
The following is a summary of the significant terms of the 2007 Plan, as amended. The summary is qualified in its entirety by reference to the full text of the 2007 Plan, as amended, a copy of which is attached to this Proxy Statement as Appendix B and can be accessed on the Securities and Exchange Commission’s (“SEC”) website, www.sec.gov. Capitalized terms used in this summary have the meanings assigned to them in the 2007 Plan, unless the context otherwise requires.
Types of Incentives
The 2007 Plan authorizes the administrator of the Plan to grant to Eligible Employees the following types of Incentives: incentive stock options (options that meet Internal Revenue Service requirements for special tax treatment); non-statutory stock options (all stock options other than incentive stock options); stock appreciation rights, or SARs (right to receive any excess in fair market value of shares over a specified exercise price); restricted stock (shares subject to vesting, transfer and forfeiture limitations); restricted stock units, or RSUs (right to receive cash, stock, or other awards in the future subject to forfeiture limitations); and performance shares (contingent awards comprised of stock and/or cash and paid only if specified performance goals are met).
Regular full-time or part-time employees of the Company and its Affiliates, including officers, are eligible to receive Incentives under the 2007 Plan. Consultants also are eligible to receive Incentives, except for Incentive Options (or other statutory stock options).

Administration
The 2007 Plan is administered by the Compensation Committee of the Board, or the Committee. The Committee has full discretionary power to administer the 2007 Plan in all of its details, subject to applicable requirements of law. The Committee shall determine the vesting period for Incentives granted under the 2007 Plan.; however, if the Committee awards Options or SARs under 2007 Plan without specifying a vesting period, (i) any SAR awarded in tandem with an underlying Option shall vest when the underlying Option vests, and (ii) Options and SARs awarded without an underlying Option shall vest on a graduated basis over a five-year period, with 20% of the Options (or SARs) vesting on each anniversary of the date of grant until all Options (or SARs) covered by the grant are vested.
The Committee may in its sole discretion exchange any Incentives granted to a Participant for an Option, Restricted Stock, Restricted Stock Unit, SAR, other equity award, cash or other property or “reprice” on Option granted under the 2007 Plan or the 1999 Plan. “Reprice” means any of the following or any other action that has the same effect; (i) amending an Option to reduce its exercise price, (ii) canceling an Option at a time when its exercise price exceeds the Fair Market Value of a share of Stock in exchange for an Option, Restricted Stock, other equity award, cash or other property unless the cancellation an exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction, or (iii) taking any other action that is treated as a repricing under accounting principles generally accepted in the United States.
Shares Available for Incentives
2,400,000 shares of common stock of the Company are currently reserved for issuance under the 2007 Plan. If Amendment Number 3 to the 2007 Plan is approved, then 3,150,000 shares of common stock of the Company will be reserved for issuance under the 2007 Plan. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make appropriate adjustments in the number and kind of shares authorized by the 2007 Plan.
In any given year (i) no Eligible Employee or Consultant may receive Incentives covering more than 20% of the aggregate number of shares that may be issued pursuant to the 2007 Plan, and (ii) at the time an Incentive Option is granted to an employee, the Fair Market Value of the Stock covered by the Incentive Options first exercisable by such employee may not, in the aggregate, exceed $100,000. The maximum Qualified Performance-Based Incentive payment to any one Participant under the 2007 Plan for a Performance Period is 20% of the aggregate number of shares that may be issued pursuant to the 2007 Plan, or if the Qualified Performance-Based Incentive is paid in cash, that number of shares multiplied by the Fair Market Value of the stock as of the date of grant.
Effect of Employment Termination
If the Company terminates an Eligible Employee (except for Cause), such termination has the following effects under the terms of the 2007 Plan: (i) any unvested Options, unvested Restricted Stock Units and unvested SARs will lapse on the date of the termination; (ii) any vested but unexercised Options will expire unless either exercised or surrendered under a SAR within the earlier of 90 days after the date of the termination or the expiration date of the Option; (iii) any vested but unexercised SARs will expire unless either exercised within the earlier of 90 days after the date of termination or the expiration date of the SAR; (iv) any vested but unexercised Restricted Stock Units will expire unless either exercised within the earlier of 90 days after the termination or the expiration date of the Restricted Stock Unit.
Options
The Committee may grant options qualifying as Incentive Options under the Code, other statutory options under the Code, and Nonstatutory Options. However, only an employee of the Company or an employee of the Company’s parent company or a Company subsidiary may be granted an Incentive Option. The Committee determines the option price per share with respect to each Option, but such price when first awarded cannot be less than 100% of the Fair Market Value of the Company’s common stock on the date of grant, or 110% of the Fair Market Value on the date of grant in the case of an Eligible Employee who, immediately prior to such grant, owns (directly or indirectly) stock (either common or preferred) possessing more than 10% of the total combined voting power of all classes of stock of the Company.

The expiration date for each Option is determined by the Committee but cannot exceed ten years. An Incentive Option will expire five years from the date of grant in the case of an Eligible Employee owning more than 10% of the total combined voting power of all classes of stock of the Company on the date the Incentive Option is granted.
The shares underlying an Option will not be issued until full payment for such shares has been made. A grantee of an Option shall have none of the rights of a shareholder until the shares are issued.
Stock Appreciation Rights
The Committee may grant SARs to Eligible Employees and to Consultants. If a SAR is granted with an underlying Option, it may be granted at the time of the Option or at any time thereafter prior to expiration of the Option. In no event will the exercise period for a SAR exceed the exercise period for its underlying Option. If an SAR is granted with respect to an underlying Option, then upon exercise of the Option the SAR will be canceled.
If a SAR is granted with respect to an underlying Option, the grantee will be entitled to surrender the Option that is then exercisable and receive in exchange an amount equal to the excess of the Fair Market Value of the Stock on the date the election to surrender is received by the Company over the Option price multiplied by the number of shares covered by the Options that are surrendered. If a SAR is granted without an underlying Option, the grantee will receive upon exercise of the SAR an amount equal to the Fair Market Value of the Stock on the date the election to surrender such SAR is received by the Company over the Fair Market Value of the Stock on the date of grant multiplied by the number of shares covered by the SARs being exercised.
Restricted Stock and Restricted Stock Units
The Committee may award Restricted Stock or Restricted Stock Units to a grantee, which shall be subject to a Risk of Forfeiture as determined by the Committee. Each grant of Restricted Stock made under this 2007 Plan shall specify a Restriction Period. If the grant fails to specify a Restriction Period, then such Restricted Stock will be subject to a Restriction Period ending for 20% of the Restricted Stock awarded under the grant on each anniversary of the date of grant.
All restrictions imposed on the Restricted Stock shall lapse upon the expiration of the Restriction Period if the conditions of the grant have been met, and the grantee shall be entitled to have the restrictive legend removed from the certificates. Any dividends declared on Restricted Stock during the Restriction Period shall be accumulated and paid to the grantee after the expiration of the Restriction Period if the conditions of the grant are met and grantee still owns such stock at the end of the Restriction Period.
Restricted Stock Units may be granted to Participants in such amounts and subject to such terms and conditions as may be determined by the Committee, including restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. A Restricted Stock Unit shall entitle a Participant to receive one or more shares of Stock.
Acquisition and Change of Control Events
If the Company merges or consolidated with another entity or exchanges its shares for cash or the securities of another entity, the Board shall ensure that all outstanding Options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding person (or an affiliate thereof). However, if the transaction also constitutes a change in control, except as otherwise specifically provided in the granting instrument, such assumed or substituted options shall be immediately exercisable in full upon the occurrence of the transaction. If the consideration received as a result of a merger, acquisition or exchange is not solely shares of stock of the acquiring person (or an affiliate thereof), the Company may, with the consent of the acquiring Person, provide for the consideration to be received upon the exercise of Options to consist solely of shares of the acquiring person’s (or an affiliate of the acquiring person’s) stock equivalent in Fair Market Value to the per share consideration received by holders of the Company’s stock in the transaction. Notwithstanding the foregoing, if the acquiring person (or an affiliate thereof), does not agree to assume such Options, or substitute equivalent options for such Options, then the Board shall, upon written notice to the Option holders, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the transaction and will terminate immediately prior to the consummation of such transaction, except to the extent exercised by the Option holders before the consummation of the transaction. Moreover, if the terms of the merger or acquisition provide that the holders of the Company’s common stock will receive upon consummation thereof a cash payment for each share surrendered pursuant to such transaction, or the Acquisition Price, then the Board may instead provide that all outstanding Options shall terminate upon consummation of such transaction and that each Option holder shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of common stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options. Upon the occurrence of a change in control of the Company that is not part of a merger, acquisition or exchange, except as otherwise specifically provided in the award agreements, all Options then outstanding shall automatically become immediately vested and exercisable in full.
Upon the occurrence of a merger, acquisition or exchange involving the Company that does not qualify as a change in control under the 2007 Plan, the repurchase and other rights of the Company under each outstanding grant of Restricted Stock shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property into which our common stock was converted or for which it was exchanged pursuant to the transaction in the same manner and to the same extent as such rights applied to our common stock subject to such Restricted Stock award. Upon the occurrence of a change in control (regardless of whether such event occurs in connection with a merger, acquisition or exchange), except to the extent specifically provided to the contrary in the agreement evidencing any Restricted Stock award or any other agreement between a holder of a Restricted Stock award and the Company, all restrictions and conditions on all Restricted Stock awards then outstanding shall automatically be deemed terminated or satisfied.
In the documents granting an Incentive, the Board may specify the effect of a merger, acquisition or exchange that is not a change in control on such Incentive unless the Incentive is an Option and Restricted Stock (the treatment of which is set forth above). If the Board does not specify the effect of a merger, acquisition or exchange on such Incentives, those transactions shall impact such Incentives in accordance with applicable law.
Upon the occurrence of a change in control of the Company, except to the extent specifically provided to the contrary in the instrument granting such Incentive or any other agreement between an Incentive holder and the Company, all Incentives shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Incentive. However, the immediately preceding sentence shall not apply to performance-based awards, which shall be immediately payable based upon the extent, as determined by the Committee, to which the Performance Goals for the Performance Period then in progress have been met up through the date of a change in control or based on 100% of the value on the date of grant of the performance-based award, if such amount is higher.
Amendment of the 2007 Plan
The Board may discontinue the 2007 Plan at any time and may from time to time amend or revise the terms of the 2007 Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the 2007 Plan without shareholder approval where the absence of such approval would cause the 2007 Plan to fail to comply with the Exchange Act or any other applicable law or regulation. No Incentive shall be granted under the 2007 Plan after April 21, 2026, but Incentives granted prior to such date may extend beyond such date.
Federal Income Tax Consequences
The following is a brief discussion of the Federal income tax consequences of transactions under the 2007 Plan. This discussion is not intended to be exhaustive and does not describe state or local tax consequences. The 2007 Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the plan.
Incentive Options
No taxable income is realized by the optionee upon the grant or exercise of an Incentive Option, except as noted below with respect to the alternative minimum tax. If stock is issued to an optionee pursuant to the exercise of an Incentive Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the optionee’s employer for Federal income tax purposes.
If the stock acquired upon the exercise of an Incentive Option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares and (2) the optionee’s employer will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense.
Non-Statutory Options
With respect to Nonstatutory Stock Options: (1) no income is realized by the optionee at the time the Option is granted, (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the optionee’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Restricted Stock
Under Section 83(a) of the Internal Revenue Code, shares of stock granted to a person in connection with their performance of services to the issuer but subject to a “substantial risk of forfeiture” are not subject to income taxation until the risk of forfeiture lapses. Under the regulations promulgated by the Department of the Treasury under Section 83(a), stock is subject to a “substantial risk of forfeiture” if a recipient’s continued rights in the shares are conditioned on the future performance of substantial services to the issuer or the completion of any other condition related to the purpose for the initial grant of shares, and if there is a substantial possibility that the conditions will not be satisfied. Shares subject to a restricted stock award as to which the risk of forfeiture has not lapsed will generally be subject to a “substantial risk of forfeiture.”
Ordinarily, a recipient of restricted stock that is subject to a risk of forfeiture will not pay income tax on the value of the shares until the restrictions on the shares lapse. The recipient will then have a basis in the shares equal to the value of the shares on the day the risk of forfeiture lapses and the shares are taxed. When the recipient subsequently sells the shares, any gain or loss will be treated as a capital gain or loss.
Any person who receives shares of stock subject to a risk of forfeiture in connection with services performed for the issuer may make an irrevocable election under Section 83(b) of the Internal Revenue Code to be taxed on the value of the shares in the year in which the shares are received rather than when the risk of forfeiture lapses. Awards under the 2007 Plan that are issued subject to a risk of forfeiture are intended to qualify for Section 83(b) treatment. A participant under the 2007 Plan must make an election to be taxed at the time of the award within 30 days of the date of the award, and will pay ordinary income tax on the value of the shares when they are received. A participant who makes this “83(b) election” will take a basis in the stock equal to the value of the award shares when they are issued. If the risk of forfeiture with respect to the award shares lapses and the participant sells the shares, any gain or loss on the transaction will be a capital gain or loss. However, if the recipient forfeits the award shares, he or she may not claim a loss, even though he or she paid taxes on the shares when they were received.
When the value of the award shares is taxed to the recipient, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the recipient recognizes with respect to the award shares. The Company may withhold taxes from the recipient at the time the restricted stock award shares are taxed.
Stock Appreciation Rights
Any cash or stock received pursuant to the exercise of a SAR award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or shares of stock. In each case, the amount of compensation income will equal the amount of cash and the fair market value of the stock on the date compensation income is recognized. The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.
Stock Grants
Any stock received pursuant to an award of shares of stock which contains no restrictions will generally be treated as compensation income received by the awardee in the year in which the awardee receives such shares. In such case, the amount of compensation income will equal the fair market value of the stock on the date of grant. The Company or one of its subsidiaries generally will be entitled to a corresponding deduction in the same amount for compensation paid.
Registration with the Securities and Exchange Commission
If our shareholders approve Amendment Number 3 to the 2007 Plan is approved, we plan to file with the Securities and Exchange Commission, as soon as reasonably practicable after such approval, the Registration Statement on Form S-8 relating to the additional shares available for issuance under the 2007 Plan.
New Plan Benefits
The Committee will determine the terms and number of Incentives to be granted in the future under the 2007 Plan. As a result, we cannot determine or predict the number, value, or type of Incentives that will be granted pursuant to the 2007 Plan.
Existing Plan Benefits
As of December 31, 2022, there were 386,751 shares of unvested restricted stock issued pursuant to the 2007 Plan and 319,650 outstanding options to purchase shares of common stock pursuant to the 2007 Plan. See “Executive Compensation and Related Information” beginning on page 35 for a description of the existing benefits awarded to our named executive officers under the 2007 Plan. As of March 13, 2023, the closing price of the Company’s common stock was $2.15 per share.
THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED 2007 LONG-TERM INCENTIVE COMPENSATION PLAN INCREASING THE SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE 2007 PLAN BY 750,000 SHARES.

AUDIT COMMITTEE REPORT
The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year, the Audit Committee Chairman reviews the charter and its adequacy in light of applicable Nasdaq Global Select Market rules.
The Audit Committee is comprised of three directors, all of whom are independent in accordance with the listing standards of the Nasdaq Global Select Market and within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
The Audit Committee is responsible for providing oversight of the Company’s accounting and financial reporting process as well as the audit of the Company’s financial statements.
During the last year, and earlier this year in preparation for the filing with the SEC of our Annual Report on Form 10-K for the year ended December 31, 2022 or the 10-K, the Audit Committee:

•reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;
•reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;
•met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel;
•discussed with the Company’s senior management, independent registered public accounting firm and appropriate Company financial personnel the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;
•demonstrated independence from management and exhibited through directives, actions and behavior, the importance of integrity and ethical values in supporting the functioning of the system of internal control and financial reporting; and
•reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence" and the independence of the independent registered public accounting firm and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including PCAOB Auditing Standard No. 16, “Communication with Audit Committees.”
In reliance on these reviews and discussions referred to above, as well as private discussions with the independent registered public accounting firm and appropriate Company financial personnel, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the Annual Report on Form 10-K.
Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, it clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on (i) management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

The Audit Committee met regularly with management and the independent registered public accounting firm, including private discussions with the independent registered public accounting firm, and received the communications described above. The Audit Committee has also established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee is responsible for recommending the independent registered public accounting firm to serve as the Company’s auditors each year and for monitoring the auditor’s qualifications, performance and independence. The Audit Committee maintains written procedures that require it to pre-approve the scope of all auditing services to be performed by the Company’s independent registered public accounting firm. The Audit Committee’s procedures prohibit the independent registered public accounting firm from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has determined that the provision of non-audit services by the Company's independent registered accounting firm is compatible with maintaining such firm's independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.

Submitted by the Audit Committee

Mr. James R. Jones	Mr. Kenneth J. Krogulski	Mr. Joseph C. Galante
(Chair)

Independent Registered Public Accounting Firm
    The Audit Committee of the Board of the Company engaged FORVIS, LLP (formally known as BKD, LLP, "FORVIS"), to serve as the Company's independent registered public accounting firm for the Company for the year ended December 31, 2022 and 2021.
Aggregate fees billed to us for professional services by BKD and FORVIS for the fiscal year ended December 31, 2022 and BKD for the fiscal year ended December 31, 2021 were as follows:

	2022	2021

Audit Fees	$362,874	$366,088
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$362,874	$366,088

In the above table, in accordance with the definitions and rules of the SEC, “Audit Fees” includes fees related to professional services for the audit of our consolidated financial statements included in our Form 10-K, the review of financial statements included in our Form 10-Q’s and for services that are normally provided by auditors in connection with statutory and regulatory filings or engagements. Audit fees also includes those in connection with the Company’s equity offerings. Those fees were $8,140 and $42,340 for the year December 31, 2022 and 2021, respectively.
The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that the Audit Committee pre-approve all services performed by the Company's independent registered public accounting firm for the Company, including audit services and permitted audit-related and non-audit services. The Audit Committee approved all audit and non-audit services provided during fiscal years 2022 and 2021, respectively, prior to performing such services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2023 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our directors and nominees; (3) our Chief Executive Officer, Chief Financial Officer and our most highly compensated executive officer, or collectively, our Named Executive Officers; and (4) all executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person and the address of each beneficial owner listed on the table is c/o Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203. To the knowledge of the Company, no other person or entity holds more than 5% of the outstanding shares of common stock, except as set forth in the following table. No common stock beneficially owned by any director or named executive officer has been pledged as security for a loan.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock(2)

A. J. Kazimi(3)	5,753,358	39.41%
Kenneth J. Krogulski(4)	204,955	1.43%
Joseph C. Galante (5)	58,356	0.41%
James L. Herman(6)	40,721	0.28%
John M. Hamm(7)	26,800	0.19%
James R. Jones(8)	26,293	0.18%
Caroline R. Young(9)	19,587	0.14%
Martin S. Brown, Jr.	4,000	0.03%
Gordon R. Bernard(10)	—	—
Directors and executive officers as a group (9 persons)	6,134,070	42.07%

(1)	The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(2)	Based on 14,366,616 shares of common stock outstanding on March 1, 2023.

(3)	Includes 232,000 shares that Mr. Kazimi has the right to acquire upon the vesting of restricted stock.

(4)	Includes 1,000 shares Mr. Krogulski has the right to acquire upon the vesting of restricted stock.

(5)	Includes 1,000 shares Mr. Galante has the right to acquire upon the vesting of restricted stock.

(6)	Includes 7,000 shares Mr. Herman has the right to acquire upon the vesting of restricted stock.

(7)	Includes 23,000 shares Mr. Hamm has the right to acquire upon the vesting of restricted stock.

(8)	Includes 1,000 shares Mr. Jones has the right to acquire upon the vesting of restricted stock.

(9)	Includes 1,000 shares Ms. Young has the right to acquire upon the vesting of restricted stock.

(10)	Dr. Bernard, as required by a policy change by his employer, is prohibited from owning shares in a pharmaceutical company. The policy change resulted in Dr. Bernard selling 118,729 shares during 2019, but it did not impact his ability to serve on the Company's Board of Directors.

Hedging Policy
The Company currently does not hold any hedging contracts.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and persons holding more than 10% of any class of our equity securities, are required to file with the SEC initial reports of their ownership of our common stock and reports of changes in such ownership. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based solely upon a review by the Company of copies of these reports filed with the SEC and written representations furnished to the Company by its officers and directors, all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal 2022, except with respect to the following:
On April 29, 2022, a late Form 4 was filed for A.J. Kazimi relating to: the acquisition of 20,000 shares of common stock on March 16, 2022, the disposition of 37,205 shares of common stock on March 20, 2022, and the grant of an option to purchase 80,000 shares of common stock on March 16, 2022;
On April 29, 2022 a late Form 4 was filed for John M. Hamm relating to: the acquisition of 20,000 shares of common stock on March 16, 2022 and the grant of an option to purchase 2,000 shares of common stock on March 16, 2022;
On April 29, 2022 a late Form 4 was filed for James L. Herman relating to: the disposition of 1,280 shares of common stock on March 20, 2022 and the grant of an option to purchase 6,000 shares of common stock on March 16, 2022;
On April 29, 2022 a late Form 4 was filed for Joey A. Jacobs relating to: the acquisition of 5,000 shares of common stock on March 16, 2022;
On April 29, 2022 a late Form 4 was filed for Leo B. Pavliv relating to: the grant of an option to purchase 5,000 shares of common stock on March 16, 2022;
On April 29, 2022 a late Form 4 was filed for Martin E. Cearnal relating to: the disposition of 15,000 shares of common stock on March 17, 2022 and the grant of an option to purchase 5,000 shares of common stock on March 17, 2022;
On April 29, 2022 a late Form 4 was filed for Joseph C. Galante relating to: the acquisition of 1,000 shares of common stock on March 16, 2022;
On April 29, 2022 a late Form 4 was filed for James R. Jones relating to: the acquisition of 1,000 shares of common stock on March 16, 2022;
On April 29, 2022 a late Form 4 was filed for Kenneth J. Krogulski relating to: the acquisition of 1,000 shares of common stock on March 16, 2022;
On April 29, 2022 a late Form 4 was filed for Caroline R. Young relating to: the acquisition of 1,000 shares of common stock on March 16, 2022; and
On July 1, 2022, a late Form 4 was filed for Leo B. Pavliv relating to: the disposition of 33,500 shares of common stock on May 31, 2022, the grant of an option to purchase 5,000 shares of common stock on March 16, 2022, and the grant of an option to purchase 5,000 shares of common stock on March 17, 2022.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. The information in this Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this Compensation Discussion and Analysis. For purposes of this Compensation Discussion and Analysis, the following individuals were our Named Executive Officers for fiscal year 2022:

•A.J. Kazimi, our Chief Executive Officer
•James L. Herman, our Executive Vice President National Accounts and Corporate Compliance Officer
•John M. Hamm, our Senior Director Accounting & Finance and Chief Financial Officer
•Martin E. Cearnal, our Executive Vice President Marketing & Sales and Chief Commercial Officer(1)
•Leo B. Pavliv, our Executive Vice President, Operations and Chief Development Officer(2)
Executive Summary
The Company managed through the COVID-19 pandemic, continuing to operate our business - keeping facilities open and our organization intact. We also maintained our ongoing compliance with the many laws and regulations that apply to us as a publicly traded, pharmaceutical company.
Throughout the pandemic, Cumberland has faced the same headwinds affecting other companies that rely on hospital admissions and patient visits to drive revenue. Our business and our clinical studies were impacted as less patients sought elective surgeries and our access to medical facilities was substantially limited. Several of our brands were negatively impacted by the lockdowns and postponement of physician office visits and elective procedures. However, we are very fortunate to have a diversified product portfolio, with other brands delivering a strong performance.
Highlights for the year include the following:
•Closing an agreement to acquire the U.S. rights to Sancuso® from Kyowa Kirin, Inc.
•Transition of the responsibilities for Sancuso and launch as a Cumberland brand.
•Formation of Cumberland Oncology, a new sales division to support Sancuso.
•Completion of new arrangements with Nordic Pharma whereby they will assume responsibility for the RediTrex brand.
•Signed an agreement with Tabuk Pharmaceuticals for the commercialization of Vibativ in the Middle East.
•Entered into an agreement with PiSA for the registration and commercialization of Caldolor in Mexico.
•Supported the submission of our Vibativ® product for marketing approval in China and South Korea.
•Successful implementation of our co-promotion initiatives to support our Kristalose® brand.
•Relocation of our headquarter offices to a new facility.
A significant portion of our executives' compensation is tied to and rewards both Company and individual performance:
•We review our programs periodically to ensure that they are appropriate and competitive.
•We have annual agreements for each of our employees that do not have change-of-control features.
•We generally do not provide perquisites.

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, annual bonuses, grants under our long-term equity incentive compensation plan, retirement plan and broad-based benefits programs. We place significant emphasis on performance-based incentive compensation programs. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices.
    Role of Advisory Vote on Compensation of our Named Executive Officers
Our Board recognizes the fundamental interest our shareholders have in the compensation of our executive officers. At the 2020 Annual Meeting, our shareholders approved, on an advisory basis, the compensation of our Named Executive Officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, the Board and Compensation Committee believe that these policies and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our Named Executive Officers with the long-term goals of the Company.
Based on the advisory vote of our shareholders at the 2020 Annual Meeting, the Board determined that the Company would hold shareholder advisory votes on executive compensation once every three years. The next shareholder advisory vote on executive compensation is scheduled to occur at the Annual Meeting of Shareholders of the Company to be held in 2024. While the say on pay vote is not binding on the Board or the Company, we will continue to review our executive compensation program in the future and will consider the views of our shareholders as well as other developments during such review.
Compensation Philosophy and Objectives
Our compensation programs are designed to achieve the following objectives:
•attract and retain talented and experienced executives;
•motivate and reward executives whose knowledge, skills and performance are critical to our success;
•align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding them when shareholder value increases;
•provide a competitive compensation package in which total compensation is primarily determined by company and individual results along with the creation of long term shareholder value;
•ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and
•compensate our executives so they will manage our business to meet our long-range objectives.
When making decisions on setting compensation for our Named Executive Officers, the Compensation Committee considers, among other factors, the importance of their importance to us and the business, the individual's past salary history, market compensation for similar positions and the contributions to be made by the executive officer to the Company.
We use the following principles to guide our decisions regarding executive compensation:
•provide compensation packages considering market levels;
•require performance goals to be achieved that will increase long term value to our shareholders;
•offer a comprehensive benefits package to all full-time employees; and
•provide fair and equitable compensation consistent with experience and performance.

Our Compensation Process
The Compensation Committee and management each play a role in designing our executive compensation program and determining performance levels and associated payouts. The roles of the Compensation Committee and management are carefully determined to reflect best practices.
Role of the Compensation Committee
The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation program. Each year, the Compensation Committee reviews and approves the elements of compensation for all executive officers, including but not limited to the Named Executive Officers. Our Compensation Committee independently considers appropriate compensation for our Chief Executive Officer ("CEO") during an executive session without the CEO present. Our Compensation Committee meets with the CEO outside the presence of all other executive officers to consider their compensation.
Role of Management
Our CEO annually reviews each other executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to the appropriate base salary, annual bonuses and grants of long-term equity incentive awards. In developing these recommendations, information from the Radford Global Life Sciences Survey, or the Radford Survey, is considered. Based in part on these recommendations from our CEO, the Compensation Committee approves the annual compensation package of our Named Executive Officers other than our CEO and compensation guidelines for the rest of the Company.
Competitive Marketplace Assessment
In making compensation determinations, our Compensation Committee periodically considers published survey data to guide compensation decisions.
The Compensation Committee reviews data in the Radford Survey of 800 biopharmaceutical companies to determine whether base salary, annual bonuses and long-term equity incentive awards for each of our Named Executive Officers are generally in the range of reported compensation for positions similar to those held by each Named Executive Officer.
Determining the Individual Compensation of our Named Executive Officers
Our compensation programs do not encourage excessive risk taking but reward achievement of short-term and long-term financial and strategic objectives through a balanced mix of compensation components not overly weighted towards the short term and through the use of multiple performance factors related to both Company-wide metrics and individual performance goals. The Compensation Committee then determines adjustments in each element of compensation paid to our Chief Executive Officer and other Named Executive Officers based on a review of annually established corporate and individual objectives. These annual objectives help identify achievements made by our executive officers. Increases or decreases in compensation in relation to the midpoint of the range identified in the Radford Survey are based on our Compensation Committee’s review of each executive officer’s performance, as well as other factors including the Compensation Committee’s assessment of the executive officer’s past experience, knowledge, future potential and the scope of their responsibilities.
Corporate objectives against which our executive officers are evaluated include growth in shipments of our marketed products, progress in our product development activities, progress in expanding our product portfolio through development or acquisition activities, enhancement of our corporate infrastructure and improvement in overall progress in building the Company. Individual objectives for our executive officers involve more specific progress in areas of personal responsibility and vary by individual. The achievement of particular corporate and individual objectives does not determine compensation levels in a formulaic manner.

Elements of Compensation
Overall, our compensation programs are designed to be consistent with the objectives and principles set forth above. We believe the objectives of our compensation programs are collectively best achieved through a compensation package comprised of the following basic elements:
•base salary;
•annual bonuses;
•long-term equity incentive compensation; and
•other compensation and benefits including retirement, health and welfare benefits.
A description of the primary role of each compensation element is provided below, followed by a discussion of the individual elements of compensation for the Named Executive Officers, including the CEO, during 2022.
Base Salary
We review salary ranges and individual salaries for our executive officers on an annual basis. We establish the base salary for each Named Executive Officer based on consideration of median pay levels in the market and internal factors, such as the individual's performance and experience, the level of responsibility held, as well as pay of others on our executive team.
As discussed above, our Compensation Committee reviews recommendations and determines base salaries for each Named Executive Officer after a review of published survey data, which provides us with a general understanding of the reasonableness and competitiveness of our compensation. We believe the base salaries paid to our executives during 2022 achieved our compensation objectives, compared favorably to market pay levels and were consistent with our goal of providing base salaries that are within the market ranges for similar sized companies in our industry.
Annual Bonuses
The awards of discretionary annual bonuses are determined after consideration of our corporate and individual objectives and are intended to recognize and reward our Named Executive Officers with cash payments above base salary as determined by our success in a given year. Our Compensation Committee uses the Radford Survey as a benchmarking guide for bonuses as a percentage of base salary, and then considers each executive officer's individual performance to determine bonuses paid in a given year.
In 2022, adjustments to our executive officers’ total compensation were made based on an analysis of current market pay levels in the aforementioned Radford Survey. In addition to our analysis of market pay levels, factors taken into account in determining 2022 bonuses included each executive officer's contributions, performance, role and responsibilities and the relationship of the executive officer's base pay to that of other executive officers.
Long-term Equity Incentive Compensation
We award long-term equity incentive grants to executive officers as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers with the interests of our shareholders. The Compensation Committee reviews and approves the amount of each award to be granted to executive officers. The Compensation Committee's goal is to provide awards that are competitive with the external market. Long-term equity incentive awards granted to executives are determined after consideration of data included in the Radford Survey. The awards generally vest over a period of four years and are intended to focus our executives on achievement of our long-term strategic goals. Long-term equity incentive awards were made pursuant to our 1999 Stock Option Plan, or the 1999 Plan, until April 2007, and thereafter pursuant to our 2007 Long-Term Incentive Compensation Plan.

2007 Long-Term Incentive Compensation Plan
The purposes of the 2007 Long-Term Incentive Compensation Plan, as amended, or the 2007 Plan, are to encourage our employees and consultants to acquire stock and other equity-based interests and to replace the 1999 Plan without impairing the vesting or exercise of any option granted thereunder. In 2020, the 2007 Plan was amended to extend the 2007 Plan, and our ability to make grants thereunder, until April 21, 2026.
The 2007 Plan authorizes the issuance of each of the following incentives:
•incentive stock options (options that meet Internal Revenue Service requirements for special tax treatment);
•nonqualified stock options (all stock options other than incentive stock options);
•stock appreciation rights (right to receive any excess in fair market value of shares over a specified exercise price);
•restricted stock (shares subject to vesting, transfer and forfeiture limitations); and
•performance shares (contingent awards comprised of stock and/or cash and paid only if specified performance goals are met).
The Compensation Committee administers the 2007 Plan. The Compensation Committee is authorized to select participants, determine the type and number of awards to be granted, determine, and amend (subject to certain limitations) the terms of any award, interpret and specify the rules and regulations relating to the 2007 Plan and make all other necessary determinations. Employees and consultants other than non-employee directors are eligible to participate. We may cancel unvested or unpaid incentives for terminated employees and consultants to the extent permitted by law. Upon the occurrence of a change-of-control event, as defined in the 2007 Plan, all outstanding options will automatically become exercisable in full, and restrictions and conditions for other issued incentives will generally be deemed terminated or satisfied. In addition, our Board of Directors may amend or terminate the 2007 Plan, subject to shareholder approval, to comply with tax or regulatory requirements.
Under the 2007 Plan, all executive officers were granted shares of restricted stock in 2022. These restricted shares will all vest on the fourth anniversary of their grant date. As of December 31, 2022, there were 386,751 shares of unvested restricted stock issued pursuant to the 2007 Plan, which have defined vesting schedules. There were also 1,400,395 shares of common stock outstanding as of December 31, 2022 that were issued pursuant to the 2007 Plan.
As of December 31, 2022, there were 319,650 outstanding options to purchase shares of common stock pursuant to the 2007 Plan.
Retirement Savings Opportunity
Effective January 1, 2006, we established a 401(k) plan covering all employees meeting certain minimum service and age requirements. The plan allows all qualifying employees to contribute the maximum tax-deferred contribution allowed by the Internal Revenue Code.
The non-Highly Compensated Employees, or non-HCEs, do not have a minimum or maximum percentage limit that they can defer. The Highly Compensated Employees, however, are limited to what they can defer based on prior year's testing. Hardship distributions are permitted under well-defined circumstances. Beginning January 2008, our Board approved matching employee contributions. We intend to match a portion of the employee contributions on an annual basis.
Health and Welfare Benefits
All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefits programs, which consist of medical, dental and vision care coverage, disability insurance and life insurance.
Perquisites
We generally do not provide perquisites to our employees.

Employment Agreements
During 2023, we entered into new, annual employment agreements with all of our employees. The employment agreements provide that individuals may be eligible for any bonus program which has been approved by our Board of Directors. Any such bonus is discretionary and will be subject to the terms of the bonus program, the terms of which may be modified from year-to-year in the sole discretion of our Board of Directors. During the period of employment under these agreements, each of our employees will be entitled to additional benefits, including eligibility to participate in any company-wide employee benefits programs approved by our Board of Directors as well as reimbursement for reasonable expenses.
Employment is at-will and may be terminated by us at any time, with or without notice and with or without cause. Similarly, each employee may terminate his or her employment with us at any time, with or without notice. Our employment agreements do not provide for any severance payments in the event employment is terminated for cause nor any severance benefits in the event employment is terminated as a result of death or permanent disability. The employment agreements include noncompetition, nonsolicitation and nondisclosure covenants on the part of employees. These agreements also require that, during the term of employment with us and for one year after an individual ceases to be employed by us, each employee may not compete with our business in any manner, unless he or she discloses all facts to our Board of Directors and receives a release allowing him or her to engage in a specific activity. Pursuant to the employment agreements, our employees also agree that for a period of one year after the individual ceases to be employed by us, he or she will not solicit business related to the development or sales of pharmaceutical products from any entity, organization or person which is contracted with us, which has been doing business with us, or which the employee knew we were going to solicit business from at the time he or she ceased to be employed. The agreements also prohibit a terminated employee from soliciting our employees. The employment agreements impose obligations regarding confidential information and state that any discoveries or improvements conceived, developed or otherwise made by the employees, or with others, are deemed our sole property. The employment agreements do not contain any retirement, resignation or other termination or change in control provisions.
Retirement Plan
In 2012, we put in place a new retirement benefit plan, the Summit Program, for a select group of senior management and key employees. These individuals were selected based on tenure, performance and achievement. We expect to add more individuals to this plan each year. The decision to add individuals to this plan is discretionary and will be subject to the terms of the Summit Program.
This benefit program is provided through a defined contribution Supplemental Executive Retirement Plan. As a defined contribution plan, the amount to be contributed is quantifiable and predictable in its impact on our cash and earnings. The Board approved our initial contribution to the plan and approves annual contributions thereafter, at its discretion and based on both employee and Company performance. The employees may also be given the option to defer some of their other compensation into this program.
We will use Corporate Owned Life Insurance to offset future liabilities under the plan. Utilizing such insurance allows the assets to grow on the gross contributions and thus offset the gross growth against the defined contribution liability.
Pension Benefits
Except as described above in the Retirement Plan section, we do not have any plan that provides for payments or other benefits at, following, or in connection with retirement.

2022 Executive Compensation
Our Compensation Committee believes that our executive officers made favorable progress in meeting corporate and individual objectives in 2022 and that the progress justified the resulting increases in base salary as well as annual bonuses and equity awards.
The Company managed through the COVID-19 pandemic in 2022, continuing to operate our business - keeping facilities open and our organization intact. We also maintained our ongoing compliance with the many laws and regulations, that apply to us as a publicly traded, pharmaceutical company. Cumberland has faced the same headwinds affecting other companies that rely on hospital admissions and patient visits to drive revenue. Our business and our clinical studies were impacted as less patients sought elective surgeries and our access to medical facilities was substantially limited. Several of our brands were negatively impacted by the lockdowns and postponement of physician office visits and elective procedures. However, we are very fortunate to have a diversified product portfolio, with other brands delivering a strong performance.
The factors considered by our Compensation Committee in assessing performance of executive officers in 2022 are set forth below:
•A.J. Kazimi. Since its inception Mr. Kazimi has led the Company's significant corporate initiatives, including our initial public offering and listing on the Nasdaq Global Select Market. He has raised over $100 million to support the formation, development and growth of the Company. He has developed and guided our strategy to build our commercial portfolio of FDA-approved brands. Mr. Kazimi has also led the acquisitions associated with our portfolio of marketed products, as well as the establishment of our co-promotion arrangements. He has overseen the management and growth of our organization including key executive appointments, guided our favorable Acetadote® patent defense, and managed the expansion of our patent portfolio. During 2022, Mr. Kazimi led the completion, implementation and transition of the Sancuso® asset acquisition. He also led efforts with the Company’s co-promotion and international partners to develop new markets for our brands. During 2022, he oversaw the Company’s operations which included several key appointments, development of the organization and move into new headquarter offices.
•James L. Herman. Mr. Herman managed the Company's key national and regional customer relationships in 2022, resulting in the continued timely distribution of our marketed brands during the year. He oversaw our arrangements with managed care and group purchasing organizations, establishing important new contracts in support of our new Sancuso brand. Mr. Herman led the expansion of our national accounts capabilities including arrangements with a group of key new customers in support of our Vibativ brand. In addition to these commercial responsibilities and achievements, he continued to lead our corporate compliance efforts which included implementing product serialization requirements as well as the training, communication and management of the Company's compliance policies.
•John Hamm. Mr. Hamm served as the Company’s principal financial officer and was responsible for the Company’s financial systems and activities. He managed our SEC reporting including the filing of our annual and quarterly reports during the year. Mr. Hamm also led the discussions, analysis and negotiations for the acquisition of Sancuso. He managed our commercial banking relationships that involved investment of the Company’s cash reserves and improvement in the key covenant associated with our $20 million credit facility. During 2022, he continued to oversee the Company’s business development and legal activities. Mr. Hamm was responsible for negotiating the agreement for our new headquarter office facilities and arranging the grant support for the relocation. He also oversaw the reorganization of our accounting and finance department and managed all the insurance arrangements for the Company during the year.

•Martin E. Cearnal. Mr. Cearnal served as the Company's one of our executive vice presidents until his passing in mid March 2022.
•Leo B. Pavliv. Mr. Pavliv provided leadership for the regulatory and clinical development activities of the Company as an executive vice president until his retirement in May 2022.
Director Compensation
For each of our non-tenured, non-executive director annual compensation includes $50,000 plus 1,000 shares of restricted stock issued pursuant to our 2007 Directors' Incentive Compensation Plan, as amended, or the 2007 Directors’ Plan. Annual compensation for each of our tenured (having completed their first three-year term) non-executive directors for service on the Board of Directors for 2022 was $60,000 plus 1,000 shares of restricted stock.
Based on their responsibilities and activities, for 2022, the Chairman of our Medical Advisory Board received additional compensation of $35,000, and our Lead Independent Director received an additional 4,000 shares of restricted stock.
The annual compensation for our tenured, non-executive directors for 2023 will be $60,000 plus 1,000 shares of restricted stock issued pursuant to the 2007 Directors' Plan. The Chairman of our Medical Advisory Board will receive additional compensation of $35,000 in 2023 and our Lead Independent Director will receive an additional 4,000 shares of restricted stock.
All such director fees are paid in a combination of cash and/or equity, as we and each director shall agree. Cash fees will be accrued and paid on either a monthly or quarterly basis. Directors will not receive separate compensation for attendance at board meetings, board committee meetings or other Company board-related activities. Outside directors will be reimbursed for all reasonable and necessary business expenses incurred in the performance of their board responsibilities. The Compensation Committee reviews and approves director compensation.

2007 Directors' Incentive Compensation Plan
The purposes of the 2007 Directors’ Plan are to strengthen our ability to attract, motivate, and retain qualified independent directors and to replace the 1999 Plan without impairing the vesting or exercise of any option granted to a director thereunder. In 2020, the 2007 Directors’ Plan was amended to extend our ability to make grants thereunder, until April 21, 2026.
The 2007 Directors' Plan authorizes the issuance to non-employee directors of each of the following types of awards:
•nonqualified options;
•restricted stock grants (shares subject to various restrictions and conditions as determined by our Compensation Committee); and
•stock grants (awards of shares of our common stock with full and unrestricted ownership rights).
The Compensation Committee administers the 2007 Directors' Plan. In the event of a change in control of the Company (as defined in the 2007 Directors' Plan), all outstanding options would automatically become exercisable in full, and restrictions and conditions for other issued awards shall generally be deemed terminated or satisfied. Our Board of Directors may amend or terminate the 2007 Directors' Plan, subject to shareholder approval if necessary, to comply with tax or regulatory requirements.
As of December 31, 2022, there were no outstanding options to purchase shares of common stock pursuant to the 2007 Directors' Plan. As of December 31, 2022, there were 9,000 shares of unvested restricted stock issued pursuant to the 2007 Directors' Plan which have defined vesting schedules.
Compensation Committee Report
The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on its review of this Compensation Discussion and Analysis and discussions with management, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.
If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.
Submitted by the Compensation Committee

Mr. Joseph C. Galante	Ms. Caroline R. Young	Dr. Gordon R. Bernard
(Chair)

(1) Mr. Cearnal passed away in March 2022.
(2) Mr. Pavliv retired in May 2022.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
The following table sets forth the compensation for services in all capacities to our company for our fiscal years ended December 31, 2022, 2021 and 2020 for the Named Executive Officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

A.J. Kazimi	2022	$635,000	$260,000	$51,800	$228,000	$20,000	$2,497	$1,197,297
Chief Executive Officer	2021	610,132	260,000	38,640	311,520	12,500	2,497	$1,235,289
	2020	589,500	195,000	356,000	—	12,500	2,497	1,155,497

Martin E. Cearnal (4)	2022	$350,000	$67,200	$—	12,950	$—	$744	$430,894
Executive Vice President and Chief Commercial Officer	2021	336,500	56,000	—	16,100	10,000	744	$419,344
	2020	325,000	56,000	17,800	—	10,000	744	409,544

Leo B. Pavliv (5)	2022	$455,000	$81,000	$—	12,950	$—	$744	$549,694
Executive Vice President and Chief Development Officer	2021	437,500	67,500	—	16,100	—	744	$521,844
	2020	422,000	67,500	89,000	—	—	744	579,244

James L. Herman	2022	$292,000	$60,000	$—	15,540	$20,000	$648	$388,188
Executive Vice President and Chief Compliance Officer	2021	270,000	50,000	—	9,660	15,000	648	$345,308
	2020	260,000	50,000	14,240	—	7,500	648	332,388

John M. Hamm	2022	$207,000	$24,000	$51,800	5180	$20,000	$378	$308,358
Senior Director of Finance and Accounting and Chief Financial Officer	2021	177,500	20,000	—	9,660	20,000	378	$227,538

(1)	The fair value of restricted stock awards granted March 17, 2021, equaled $3.22, the closing price of our common stock on the grant date.

(2)	Represents the additions for the Named Executive Officers to the non-contributory, non-qualified defined contribution plan that provides for the payment of benefits from the general funds of the Company.

(3)	Represents premiums paid for by the Company with respect to life insurance for the benefit of the Named Executive Officers.

(4)	Mr. Cearnal passed away in March 2022.

(5)	Mr. Pavliv retired in May 2022.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. A.J. Kazimi, President and Chief Executive Officer (the “CEO”):
For 2022, our last completed fiscal year, the annual total compensation, including salary, bonus, equity awards, and any deferred compensation of:
•our median employee identified at our company (other than our CEO) had total annual compensation of $126,226; and
•our CEO, as reported in the Summary Compensation Table, for purposes of determining the CEO Pay Ratio had total annual compensation of $1,197,297.

Based on this information, for 2022, the ratio of the annual total compensation of Mr. Kazimi, our CEO, to the annual total compensation of our median employee was estimated to be 9:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee, and their annual total compensation, the Company examined its payroll records, for 2022, for all individuals other than the CEO that were employed at December 31, 2022. We determined that our employee population consisted of 85 individuals. Using that employee population, we collected and compared actual base salary, bonus, equity awards and any deferred compensation earned by all employees during 2022. Compensation for employees that began employment during the year was annualized based on rate of pay applied to a full year.
Executive Officers of the Company
Set forth below is information regarding our Executive Officers including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning such executive officers’ ownership of our common stock, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”
A.J. Kazimi, Chief Executive Officer. Mr. Kazimi, 64, founded our company in 1999 and has served as the Chairman of our Board of Directors and Chief Executive Officer since inception. His career includes 31 years in the biopharmaceutical industry. At Cumberland, he has overseen the development and FDA approval of the company’s Acetadote® and Caldolor® brands, while also leading the acquisition of the Company’s five other commercial products. He was responsible for Cumberland’s initial public offering and listing on the NASDAQ stock exchange. He also serves as Chairman and Chief Executive of Cumberland Emerging Technologies. Prior to joining our company, he spent eleven years helping to build Therapeutic Antibodies Inc., an international biopharmaceutical company. As President and Chief Operating Officer, he made key contributions to that company’s growth from its start-up phase through its initial public offering and listing on the London stock exchange. Mr. Kazimi started his career at Brown-Forman Corporation, rising through a series of management positions and helping to launch several new products. Mr. Kazimi serves on the Board of Directors for the Nashville Health Care Council, an association of the largest concentration of healthcare companies in the U.S. He also serves on the Boards of the Tennessee Historical Society and the Gettysburg Foundation which partners with the National Park Service to preserve the historic military park. Mr. Kazimi is a member of the Board of Visitors at the Vanderbilt University Business School and the Visiting Committee at the Loyola University New Orleans College of Business. He previously served on the board of Aegis Sciences Corporation, a federally certified forensic toxicology laboratory, which has sold twice to large private equity investors. He holds a B.S. from the University of Notre Dame and an M.B.A. from the Vanderbilt University Owen Graduate School of Management. The board believes that Mr. Kazimi brings strategic insight, leadership and a history of successful execution to the Company along with a wealth of experience in both the biopharmaceutical industry and the development of emerging companies.
James L. Herman, Senior Vice President and Chief Compliance Officer. Mr. Herman, 65, handles all national accounts sales, including wholesalers and retail chain buying offices, managed care home offices and federal government accounts. He is also charged with overseeing our corporate compliance efforts. He has been with us since 2003 and has 31 years of pharmaceutical industry experience. From 1998 to 2003, he was with Solvay Pharmaceuticals, a pharmaceutical manufacturer, and served as Director of Managed Care and Director of Trade Affairs and Customer Service. From 1990 to 1998, Mr. Herman was with Schwarz Pharma, where he held national sales leadership positions in National Accounts and Managed Care. He holds a B.S. from Indiana University and an M.B.A. from Cardinal Stritch University.
Todd M. Anthony, Vice President Organizational Development. Mr. Anthony, 62, joined our company in 2010 and is Vice President, Organizational Development. He is responsible for Human Resources including Training and Development, Information Technology, and Administrative Services. He began his pharmaceutical career with Berlex Laboratories Inc. in 1991 and spent 19 years at that company which is now Bayer HealthCare Pharmaceuticals following the 2006 acquisition of Schering AG. While there he held positions of increasing responsibility including roles in Sales, Sales Training, Sales Management and Corporate Management/Leadership training and development. He holds a Bachelor of Science in Nursing degree from D’Youville College in Buffalo, NY.

Chris T. Bitterman, Vice President of Sales and Marketing. Mr. Bitterman, 58, joined Cumberland in 2018 with a distinguished career in Acute Care and pharmaceutical sales management spanning over 25 years. Highlights include his roles as National Sales Director for Lupin Pharmaceuticals, Daiichi Sankyo and Regional Sales Director for Sanofi Aventis, all of which are pharmaceutical manufacturing companies. At Cumberland, Mr. Bitterman first served as the Hospital Sales Director, leading the Hospital Sales division. In 2022, Mr. Bitterman’s role expanded to include the Oncology Business, and he was promoted to Senior Director of Hospital and Oncology Sales. Currently, Mr. Bitterman is the Vice President of Sales & Marketing, where he is responsible for the leading the sales and marketing efforts for Cumberland’s commercial portfolio and delivering annual financial objectives. As Cumberland’s Hospital Sales Director, he is responsible for leading our veteran Hospital Sales division, the development & execution of team business priorities, and delivering the financial objectives for our Hospital products. A native of Detroit, Michigan, Mr. Bitterman earned his bachelor’s and master’s degree in Business from Central Michigan University.
John M. Hamm, Senior Director Finance & Accounting and Chief Financial Officer. Mr. Hamm, 65, has over 25 years of finance and accounting experience, with a majority in the health care industry. Prior to initially joining Cumberland in 2019, Mr. Hamm was CFO, Partner of Tatum, LLC from 2010 to 2019. He previously held the positions of Chief Operating Officer and Chief Financial Officer, Pharmacy at HealthSpring, Inc., a managed care organization currently operating as Cigna-HealthSpring. Prior to that he was Vice President Finance at Emdeon Business Services. Emdeon Inc., a healthcare technology firm that now operates as Change Healthcare Inc., a NASDAQ listed company with over $3 billion in annual revenue. Mr. Hamm has a Bachelor of Science in Business Administration with a minor in Accounting from Wheeling University. He earned his Master’s in Business Administration with an emphasis in Accounting from West Virginia University. He is a Certified Management Accountant (CMA) and Certified Financial Manager (CFM).

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards we granted to our Named Executive Officers during the fiscal year ended December 31, 2022:

Name	Grant Date	All Other Stock Awards: Numbers of Shares of Stock	All Other Stock Awards: Numbers of Incentive Stock Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

A. J. Kazimi	03/16/2022	—	80,000	$2.85	$257,600
A. J. Kazimi	03/16/2022	20,000	—	—	51,800
Martin E. Cearnal	03/16/2022	—	5,000	2.59	12,950
Leo B. Pavliv	03/16/2022	—	5,000	2.59	12,950
James L. Herman	03/16/2022	—	3,000	2.59	7,770
John M. Hamm	03/16/2022	—	2,000	2.59	7,770
John M. Hamm	03/16/2022	20,000	—	—	51,800
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “COMPENSATION DISCUSSION AND ANALYSIS.” A summary of certain material terms of our compensation plans and arrangements is set forth above under “COMPENSATION DISCUSSION AND ANALYSIS — Base Salary and Annual Bonuses” and “COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Equity Incentive Compensation.”
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding unvested stock and unexercised option awards held by our Named Executive Officers as of December 31, 2022:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

A. J. Kazimi (1)	—	$—	—	20,000	$45,000
	80,000	2.85	3/16/2032		228,000
	—	—	—	12,000	27,000
	88,000	3.54	3/17/2031	—	311,520
	—	—	—	100,000	225,000
	—	—	—	100,000	225,000

James L. Herman (2)	3,000	2.59	3/16/2032	—	7,770
	3,000	3.22	3/17/2031	—	9,660
	—	—	—	4,000	9,000
	—	—	—	3,000	6,750

John M. Hamm (3)	2,000	2.59	3/17/2031	—	5,180
	—	—	—	20,000	45,000
	3,000	3.22	3/17/2031	—	9,660
	—	—	—	—	—

(1)    A. J. Kazimi:
•20,000 shares of restricted stock granted on March 16, 2022; 100% vested on March 16. 2026.
•80,000 shares of ISOs granted on March 16, 2022; 100% vested on March 16, 2026.
•12,000 shares of restricted stock granted on March 17, 2021; 100% vested on March 17. 2025.
•88,000 shares of ISOs granted on March 17, 2021; 100% vested on March 17, 2025.
•100,000 shares of restricted stock granted on March 23, 2020; 100% vested on March 23, 2024.
•100,000 shares of restricted stock granted on March 18, 2019; 100% vested on March 18, 2023.
(2)     James L. Herman:
•3,000 shares of ISOs granted on March 16, 2022: 100% vested on March 16, 2026.
•3,000 shares of ISOs granted on March 17, 2021: 100% vested on March 17, 2025.
•4,000 shares of restricted stock granted on March 23, 2020; 100% vested on March 23, 2024.
•3,000 shares of restricted stock granted on March 18, 2019; 100% vested on March 18, 2023.
(3)    John M. Hamm:
•2,000 shares of ISOs granted on March 16, 2022: 100% vested on March 16, 2026.
•20,000 shares of restricted stock granted on March 16, 2022; 100% vested on March 16. 2026.
•3,000 shares of ISOs granted on March 17, 2021: 100% vested on March 17, 2025.
•1,500 shares of restricted stock granted on March 23, 2020; 100% vested on March 23, 2024.
•1,500 shares of restricted stock granted on November 27, 2019; 100% vested on November 27, 2023.
Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of stock option awards and vesting of stock awards held by our Named Executive Officers during the fiscal year ended December 31, 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

A.J. Kazimi	—	—	62,795	$172,686
James L. Herman	—	—	1,720	4,730
John M. Hamm	—	—	—	—

Non-Qualified Deferred Compensation Table
The following table reflects the contributions, earnings and account balances for the Named Executive Officers in the Non-Qualified Deferred Compensation plan. This plan is a non-contributory non-qualified defined contribution plan that provides for the payment of benefits from the general funds of the Company. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company contributions occurs at the earlier of 60 months of plan participation and reaching the age of 65 or 120 months of participation into the plan. The participants may direct which investment fund the investment amounts are placed within the plan. If no fund is selected by the participant, the Company contributions will be deemed to be invested in a money market account for the participant. The plan allows participants to defer a portion of their compensation. The activity was as follows during the fiscal year ended December 31, 2022:

Name	Executive Contributions	Registrant Contributions (1)	Aggregate Earnings (loss)	Aggregate Withdrawals / Distributions /Forfeitures	Aggregate Balance

A.J. Kazimi	$—	$20,000	$(29,295)	$—	$166,497
Martin E. Cearnal	3,000	—	(46,686)	904,550	—
Leo B. Pavliv	—	—	(202,209)	—	851,512
James L. Herman	23,409	20,000	6,540	—	504,730
John M. Hamm	—	20,000	(12,746)	—	58,772

(1)	The registrant contributions are included as a component of the summary compensation table while the aggregate earnings are excluded from the summary compensation table. The registrant contributions, in previous years, were included in total compensation for the Named Executive Officers in the Summary Compensation table.
Equity Compensation Plan Information
The following table provides aggregate information as of December 31, 2022, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	319,650	$2.08	279,863
Equity compensation plans not approved by security holders	none	none	none
Total	319,650	$2.08	279,863

Director Compensation Table
The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors during the fiscal year ended December 31, 2022:

Name	Fees Earned or Paid in Cash (7)	Stock Awards ($)		Option Awards ($)		Total

Joey A. Jacobs	$58,700	$13,700	(1)	$—	(1)	$72,400
Dr. Gordon R. Bernard	123,500	—		—		123,500
Jonathan I. Griggs	2,740	2,740	(2)	—	(2)	5,480
Caroline R. Young	47,640	2,740	(3)	—	(3)	50,380
Kenneth J. Krogulski	47,740	2,740	(4)	—	(4)	50,480
James R. Jones	47,740	2,740	(5)	—	(5)	50,480
Joseph C. Galante	46,740	2,740	(6)	—	(6)	49,480

(1)	On March 16, 2022, restricted shares were awarded with a grant-date fair value of $2.74 per share. As of December 31, 2022, Mr. Jacobs had 5,000 shares of restricted stock outstanding.

(2)	On March 16, 2022, restricted shares were awarded with a grant-date fair value of $2.74 per share. As of December 31, 2022, Mr. Griggs had 1,000 shares of restricted stock outstanding.

(3)	On March 16, 2022, restricted shares were awarded with a grant-date fair value of $2.74 per share. As of December 31, 2022, Mrs. Young had 1,000 shares of restricted stock outstanding.

(4)	On March 16, 2022, restricted shares were awarded with a grant-date fair value of $2.74 per share. As of December 31, 2022, Mr. Krogulski had 1,000 shares of restricted stock outstanding.

(5)	On March 16, 2022, restricted shares were awarded with a grant-date fair value of $2.74 per share. As of December 31, 2022, Mr. Jones had 1,000 shares of restricted stock outstanding.

(6)	On March 16, 2022, restricted shares were awarded with a grant-date fair value of $2.74 per share. As of December 31, 2022, Mr. Galante had 1,000 shares of restricted stock outstanding.

(7)	Director fees for Q4 2022 were paid in Q1 2023.

Pay-Versus-Performance
The following table presents certain information regarding compensation paid to Cumberland’s CEO and other NEOs, and certain measures of financial performance, for the three years ended December 31, 2022. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K.

Year	Summary Comp Table Total for CEO	Comp Actually Paid to CEO (1)	Average Summary Comp Table Total for non-CEO Named Executive Officers	Average Comp Actually Paid to non-CEO Named Executive Officers	Cumberland Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (Loss) (4) (in thousands)	Company Selected Measure - Adjusted Diluted EBIDTA Per Share (5) $

2022	$530,657	$897,497	$251,770	$255,913	$57.28	$69.83	$(5,517)	0.37
2021	1,533,713	872,629	411,145	354,379	90.68	72.08	(3,508)	0.45
2000	1,032,497	786,997	349,060	394,212	43.69	45.26	(3,339)	0.40
(1) Mr. Kazimi serves as CEO since 2000.
(2) In 2022, the other NEOs were were Messrs. Anthony, Bitterman, Hamm, Herman and Pavliv. In 2021, the other NEOs were Messrs. Cearnal, Hamm, Herman and Pavliv. In 2020, the other NEOs were Messrs. Bonner, Cearnal, Hermand and Pavliv.
(3) Market index used for this column is S&P 500 - Peer Group Companies. The Peer Group includes: Eagle Pharmaceuticals, Antares Pharma, Theratechnologies, HLS Therapeutics, Acorda Therapeutics, AcelRx Pharmaceuticals, EyePoint Pharmaceuticals, Eton Pharmaceuticals, Avadel Pharmaceuticals, Harrow Pharmaceuticals, Impel Pharmaceuticals and Assertio Holdings.
(4) Net Income for 2021 and 2020 includes Income from Discontinued Operations of in the amounts of $1.994 million and $3.2 million, respectively. Net Income for 2021 also includes a gain from PPP Loan forgiveness in the amount of $2.2 million. Net Income for 2023 includes a gain from an insurance settlement in the amount of $0.6 million.
(5) Adjusted Diluted EBITDA Per Share is calculated using adjusted EBITDA divided by dIluted wighted average common shares outstanding. Adjusted EBITDA excludes the impact of (i) income tax expense (benefit), depreciation and amortization, share based compensation, the cost of non-cash COGS, write down of expired inventory and interest income and expense.
(6) To calculate the compensation "actually paid" to CEO for 2022, the Stock Awards value in the Summary Compensation Table (SCT) was added $51,800, deferred compensation was deducted ($20,000) and an amount equal to ($438,640) was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of regulation S-K.
(7) To calculate the compensation "actually paid" to CEO for 2021, the Stock Awards value in the Summary Compensation Table (SCT) was added $38,640, deferred compensation was deducted ($12,500) and an amount equal to $609,944 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of regulation S-K.
(8) To calculate the compensation "actually paid" to CEO for 2020, the Stock Awards value in the Summary Compensation Table (SCT) was added $356,000, deferred compensation was deducted ($12,500) and an amount equal to ($123,000) was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of regulation S-K.
(9) To calculate the compensation "actually paid" to other NEOs for 2022, the average adjustment amounts included the Stock Awards value in the Summary Compensation Table (SCT) was added $9,633, deferred compensation was deducted (13,333) and an amount equal to ($27,109) was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of regulation S-K.
(10) To calculate the compensation "actually paid" to other NEOs for 2021, the average adjustment amounts included the Stock Awards value in the Summary Compensation Table (SCT) was added $2,415, deferred compensation was deducted ($11,250) and an amount equal to $43,102 was added, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of regulation S-K.
(11) To calculate the compensation "actually paid" to other NEOs for 2020, the Stock Awards value in the Summary Compensation Table (SCT) was added $40,347, deducted deferred compensation ($5,833) and an amount equal to ($91,332) was deducted, representing the result of the stock calculations required by Item 402(v)(2)(iii)(C) of regulation S-K.

Relationship Between Pay vs. Performance
Actually Paid vs Company Performance: The relationship between compensation actually paid and Cumberland’s financial performance over the three year period shown in the table above is described in the following bullet points:
CEO
From 2021 to 2022, compensation actually paid to the CEO increased by $ 24,868 or 2.8%. Over the same period, the company’s TSR decreased by 37%, while Adjusted EBITDA per diluted share decreased by 18%. Net Income for 2021 includes several one time gains/income including an increase for discontinued operations of $2M and a gain from the forgiveness of the PPP loan in the amount of $2.2M. Operating Income/Loss excludes the impact of other gains and losses. Comparing the Operating Loss from 2021 to 2022, Operating results improved by 26%. Some key factors that drove the changes in compensation actually paid to the CEO were an increase in salary and deferred compensation.
From 2020 to 2021, compensation actually paid to the CEO increased by $ 85,632 or 10.8%. Over the same period, the company’s TSR increased by 108%. Some key factors that drove the changes in compensation actually paid to the CEO were an increase in salary and bonus compensation.
Other NEOs
From 2021 to 2022, compensation paid to the other NEOs declined by $98,466 or 28.0%. Over the same period, the company’s TSR decreased by 37%, while Adjusted EBITDA per diluted share decreased by 18%. Net Income for 2021 includes several one time gains/income including an increase for discontinued operations of $2 million and a gain from the forgiveness of the PPP loan in the amount of $2.2 million. Operating Income/Loss excludes the impact of other gains and losses. Comparing the Operating Loss from 2021 to 2022, Operating results improved by 26%. Some key factors that drove the decrease in pay during this period were leadership transitions within the NEO group, including a partial year of service by the Executive VP of Sales and Marketing.
From 2020 to 2021, compensation actually paid to the other NEOs decreased by $39,833 or 10.1%. Over the same period, the company’s TSR increased by 108%. Some key factors that drove the changes in compensation actually paid to the other NEO Group were declines in salary and bonus. .

Company TSR versus Peer Group TSR. The relationship between the Company’s TSR and the TSR of the Peer Group Companies is shown below:

Comparison of Total Shareholder Return Assumes Initial Investment of $100

$120
$100
$80
$60
$40
$20
$0
Index Value
12/31/19
12/31/20
12/31/21
12/31/22
Period Ending
CPIX
Peer Group

Tabular List of Financial Performance Measures. Cumberland considers the following to be the most important financial performance measures it uses to like compensation actually paid to its NEOs for 2022, to company performance.
•Net Revenue
•Cash Flow from Operations
•EPS before EBITA
•Adjusted Earnings

CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees
Board of Directors
The property, affairs and business of our company are under the general management of our Board of Directors as provided by the laws of the State of Tennessee and our Bylaws. We have standing Audit, Compensation and Governance & Nominating Committees of the Board of Directors. The separately designated standing Audit Committee has been operating, as defined, in accordance with the Securities Exchange Act of 1934, as amended, (the "Exchange Act").
The Board of Directors has adopted a written charter for each of our standing committees that establishes the responsibilities of the respective committee. The charter of the Audit Committee, the charter of the Compensation Committee, and the charter of the Governance & Nominating Committee are available on our website at www.cumberlandpharma.com under the tab “Investor Relations - Corporate Governance.”
The Board of Directors held four meetings during fiscal year 2022, each which with full attendance by each director. Each director also attended all meetings held by all the standing committees of the Board on which such director served during 2022. While the Company currently has no formal policy with respect to the attendance of members of the Board of Directors at annual meetings, all directors did attend our 2022 Annual Meeting.
Director Independence
The Board of Directors has affirmatively determined whether each director is independent in accordance with the Nasdaq Global Select Market rules and listing standards. The Board has affirmatively determined that each of Messrs. Mr. Jacobs, Mr. Jones, Mr. Krogulski, Mr. Galante, Dr. Bernard and Ms. Young each qualifies as an independent non-employee director with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Company Leadership Structure
The business of the Company is managed under the direction of the Board of Directors, which is elected by the Company’s shareholders. The basic responsibility of the Board of Directors is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its shareholders. Leadership is important to facilitate the Board of Directors acting effectively as a working group so that the Company and its performance may benefit. The role of the Chairman includes providing continuous feedback on the direction, performance and strategy of the Company, serving as Chair of meetings of the Board of Directors, setting the Board of Director’s agenda with the Company, and leading the Board of Directors in anticipating and responding to business challenges. The Board of Directors believes that the advisability of having a separate or combined chairman and chief executive officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. At this time, given the composition of the Company’s Board, the effective leadership of Mr. Kazimi as both Chairman of the Board of Directors and Chief Executive Officer, and the current challenges faced by the Company, the Board of Directors believes that combining the positions of Chairman of the Board of Directors and Chief Executive Officer provides the Company with the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of the Company. The Board of Directors also has a Lead Independent Director, who chairs meetings and discussions of the independent members of the Board of Directors during the year.
Board Oversight of Risk
Assessing and managing risk is the responsibility of the Company’s management, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. The Audit Committee reviews financial risks that may be material to the Company, as well as major legislative and other developments which could materially impact the Company. In addition, the Board of Directors has delegated to the Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. The full Board reviews the identified risks that may be material to the Company, including those detailed in the Audit Committee’s reports and those disclosed in the Company’s quarterly and annual reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Audit Committee
The Board of Directors has instructed the Audit Committee to meet periodically with our management and independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board of Directors the independent registered public accounting firm to be retained, and receive and consider the auditors’ comments as to controls, adequacy of staff and management personnel and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee’s functions are further described under the heading “Audit Committee Report.”
The Audit Committee is currently comprised of Mr. James R. Jones (Chairman) Mr. Kenneth J. Krogulski and Mr. Joseph C. Galante. The members of the Audit Committee are “independent,” as determined in accordance with the listing standards for companies listed on the Nasdaq Global Select Market. The members also satisfy the Securities and Exchange Commission’s additional independence requirements for members of audit committees and Rule 10A-3 of the Exchange Act. The Board of Directors has affirmatively determined that James Jones is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933 and that each member of the Audit Committee has sufficient financial sophistication to qualify as an audit committee member under Nasdaq Global Select Market listing standards. The Audit Committee met four times during fiscal year 2022.
Compensation Committee
The Compensation Committee is authorized to establish compensation policies for our Company, review annual salaries and bonuses of our executive officers and has the authority to determine the aggregate granting of equity awards, the times at which such equity awards shall be granted, the number of shares issued, the vesting term and any exercise price associated with such equity awards under our equity compensation plans. In addition, the Compensation Committee recommends to the full Board of Directors the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants or legal advisers when determined by the Compensation Committee to be necessary or appropriate.
The Compensation Committee currently consists of Mr. Joseph C. Galante (Chairman), Ms. Caroline R. Young and Dr. Gordon R. Bernard. The Board of Directors has affirmatively determined that each member of the Compensation Committee is “independent,” as such term is defined in the listing standards for companies listed on the Nasdaq Global Select Market, including, without limitation, the specific requirements of Nasdaq Rule 5605(d)(2) for compensation committee members. The Compensation Committee met twice during fiscal year 2022.
The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long term.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are set forth above. The Compensation Committee is made up entirely of independent directors and no member of the Compensation Committee was an officer or employee of the Company during 2022, a former officer of the Company or had any relationship during 2022 requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Nomination of Directors
The Governance & Nominating Committee (the "Governance Committee"), the members of which are currently, Ms. Caroline R. Young (Chairman), Dr. Gordon R. Bernard and Mr. Joseph C. Galante, is responsible for identifying, screening and recommending qualified candidates to serve on our Board of Directors. The Governance Committee is directed, among other things, to: develop and recommend to the Board of Directors specific guidelines and criteria for selecting nominees to the Board of Directors; formulate a process to identify and evaluate candidates to be recommended; and evaluate the performance of incumbent members of the Board of Directors to determine whether to recommend such persons for re-election. The Board of Directors has affirmatively determined that all members of the Governance Committee are “independent” as defined in the listing standards for companies listed on the Nasdaq Global Select Market. The Governance Committee met one time during fiscal year 2022.

It is our policy that the Governance Committee consider recommendations for the nomination of directors submitted by our significant, long-term shareholders (generally, shareholders that have beneficially owned more than 5% of our outstanding shares for at least two years). The Governance Committee will give consideration to such recommendations that have been submitted in accordance with procedural requirements adopted by the Governance Committee. All such shareholder nominating recommendations must be in writing, addressed to the Governance Committee, care of the Corporate Secretary at Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Shareholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Governance Committee to consider, to the Corporate Secretary no later than 120 days prior to the date of the notice of annual meeting and proxy statement released to shareholders in connection with the prior year’s annual meeting. The Governance Committee did not receive any such recommendations for our 2023 Annual Meeting.
The Governance Committee has determined that, at the minimum, nominees for directorship should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company’s business activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently and should be committed to serve on the Board of Directors for an extended period of time.
Prior to nominating a candidate for election to the Board of Directors, the Governance Committee will review the qualifications of each candidate. Final candidates may be interviewed by the Company’s Chairman of the Board of Directors and one or more other members of the Board of Directors. The Governance Committee will then make a recommendation to the Board of Directors based on its review, the results of interviews with the candidate and all other available information.
In determining whether to nominate an incumbent director for reelection, the Governance Committee will evaluate each incumbent’s continued service, in light of the Board of Director’s collective requirements, at the time such Director comes up for reelection.
In determining whether to include a shareholder recommendation in the Board of Directors slate of nominees, the Governance Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board of Directors seat, taking into account the current composition of the Company’s Board of Directors.
In addition to the foregoing, shareholders may nominate directors for election without consideration by the Governance Committee so long as we are provided with proper notice of such nomination, which notice includes all the information required pursuant to Regulation 14A under the Exchange Act including the consent to serve as a director.
The Governance Committee recommended, and the Board of Directors approved the inclusion of Mr. Kenneth J. Krogulski, Ms. Caroline R. Young and Mr. Martin S. Brown Jr. on the Company’s proxy card for election to the Board of Directors at the 2023 Annual Meeting based on the aforementioned review process. In doing so, the Governance Committee has affirmatively determined that Mr. Krogulski and Ms. Young are “independent” under Nasdaq listing standards and SEC rules and regulations.
Sustainability Report
In July 2022, we released our second annual Sustainability Report (the "Sustainability Report"), which details Cumberland’s activities pertaining to our environmental, social and governance (“ESG”) matters. We remain committed to sustainability and to maintaining transparency of our corporate operations. We also hold ourselves to high standards of ethical practices and understand the importance of recognizing and addressing our impact on our constituents, the community and the environment. During 2022, Ms. Caroline R. Young continued in her role as our lead ESG director.
The Sustainability Report notes that during 2021 we provided nearly 2.43 million patient doses of our products, safely disposed of over 6,290 pounds of expired and damaged products and had no product recalls. We also had no Company brands listed on the FDA’s MedWatch Safety Alerts for Human Medical Products, no Company product issues identified by FDA from their Adverse Event Reporting System and no clinical trials terminated due to failure to practice good clinical standards during 2021. The Sustainability Report also highlights our investment in our employees through our continuing education programs, employee development initiatives and employee recognition awards. We reported that during 2021 women represented 44% of Cumberland’s workforce, and 15% of our employees were minorities.

Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including the principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, including but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to the Company’s business. You can access the latest copy of our Code of Business Conduct and Ethics on our website, www.cumberlandpharma.com. Or, to obtain a copy the Code of Business Conduct and Ethics, without charge, any person may submit a written request to Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203 Attention: Corporate Secretary.
Transactions with Related Person
The Audit Committee’s charter charges it with the responsibility to review and approve any proposed transaction between the Company and any related person, as defined in Item 404 of Regulation S-K. In 2022, the Company paid the law firm which our Director, Mr. Martin S. Brown, Jr. is affiliated.  Since January 1, 2022, there have been no other transactions involving the Company and a related person, and currently, no related person, to our knowledge, is a party to any material transactions with the Company other than the compensation discussed in the section labeled “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”
Legal Proceedings
Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.
Shareholder Communications with the Board
Any shareholder can communicate with all directors or with specified directors by sending correspondence to our Corporate Secretary at 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203. All such letters will be forwarded to the entire Board or to the director(s) specified by the shareholder.
If you would like additional information on the responsibilities of the Governance & Nominating Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.cumberlandpharma.com and is also available in print to any shareholder who requests it.
Submitted by the Governance & Nominating Committee

Ms. Caroline R. Young	Dr. Gordon R. Bernard	Mr. Joseph C. Galante	Mr. Martin S. Brown, Jr.
(Chair)

SHAREHOLDER PROPOSALS
At the Annual Meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The Board of Directors may also submit other matters to the shareholders for action at the Annual Meeting. Any proposal which a shareholder intends to present in accordance with Rule 14a-8 of the Exchange Act at our next annual meeting of shareholders to be held in 2024 must be received by Cumberland Pharmaceuticals Inc., no later than November 18, 2023. Only proposals conforming to the requirements of Rule 14a-8 of the Exchange Act that are timely received by the Company will be included in the Proxy Statement and Proxy in 2024. Any such proposal should be directed to our Corporate Secretary at our principal executive offices located at 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203.
OTHER MATTERS
Miscellaneous
Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.
Annual Report
Our Annual Report has been made available to shareholders and is posted on our website at http://www.cstproxy.com/cumberlandpharma/2023. The Company will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 upon the written request of any shareholder. Requests can be made by writing to: Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203, Attention: Corporate Secretary.
By order of the Board of Directors,
A.J. Kazimi
Chairman and Chief Executive Officer
Nashville, Tennessee
March 17, 2023

As a shareholder of Cumberland Pharmaceuticals Inc. you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by mobile device must be received by 11:59 p.m., Eastern Time, on April 25, 2023.

Vote Your Proxy on the Internet:		Vote Your Proxy on your Mobile:		Vote Your Proxy via the mail:
	OR		OR
Go to www.cstproxyvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

ÚFOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 AND 4.
				For	Against	Abstain
1. For the election as directors of the nominees listed below, except to the extent that authority is specifically withheld.	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left	2. To ratify the appointment of FORVIS, LLP as independent registered accounting firm of the Company for fiscal year ending December 31, 2023.	☐	☐	☐
NOMINEES: (1) Kenneth J. Krogulski (2) Caroline R. Young (3) Martin S. Brown, Jr.	☐	☐	3. To provide advisory approval of all of the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Reg. S-K, including the Comp Discussion and Analysis	☐	☐	☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)			4. To amend the Amended and Restated 2007 Long-Term Incentive Compensation Plan to increase the shares of common stock available for issuance under the 2007 Plan by 750,000 shares	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
I understand that I may revoke this Proxy only by: (i) written instructions to that effect, signed and dated by me, which must be actually received by the Corporate Secretary prior to the commencement of the Annual Meeting; (ii) properly submitting to the Company a duly executed proxy bearing a later date; OR (iii) appearing at the Annual Meeting and voting in person.

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature _________________________________ Signature if Held Jointly____________________________________ Date____________ , 2023.
Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held April 25, 2023

The Notice, Proxy Statement, and our Annual Report on Form 10-K for the year ended December 31, 2022 are available at:
http://www.cstproxy.com/cumberlandpharma/2023

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CUMBERLAND PHARMACEUTICALS INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2023

The undersigned hereby appoints A.J. Kazimi and Kenneth J. Krogulski, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Cumberland Pharmaceuticals Inc., held of record by the undersigned on March 1, 2023 at the Annual Meeting of Shareholders to be held at the Cumberland Pharmaceuticals Inc., 1600 West End Avenue, Suite 1300, Nashville, Tennessee 37203 on Tuesday, April 25, 2023, at 9:30 a.m. Central Time, or any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the instructions specified on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AS WELL AS PROPOSAL 2, 3 AND 4. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

Appendix A
AMENDMENT NUMBER 3
TO THE CUMBERLAND PHARMACEUTICALS INC.
AMENDED AND RESTATED
2007 LONG-TERM INCENTIVE COMPENSATION PLAN
WHEREAS, Cumberland Pharmaceuticals Inc. (the “Company”), a corporation organized under the laws of Tennessee, originally adopted the Cumberland Pharmaceuticals Inc. 2007 Long-Term Incentive Compensation Plan on April 18, 2007, amended and restated by that certain amended and restated 2007 Long-Term Incentive Compensation Plan, effective as of April 17, 2012 (the "Plan");
WHEREAS, under Section 12 of the Plan, the Board of Directors of the Company (the “Board”) may, at any time, amend the Plan as permitted by applicable statutes, except that it may not revoke or alter the Plan in a manner unfavorable to the grantees of any Incentives awarded under the Plan or any Incentives then outstanding, nor may the Board amend the Plan without shareholder approval if such approval is required by any applicable law or regulation;
WHEREAS, the Board has determined that it is advantageous to the Company to amend the Plan to allow 750,000 additional shares of Stock of the Company to be reserved for issuance under the Plan; and
WHEREAS, capitalized terms used and not defined herein shall have the meanings set forth in the Plan.
NOW, THEREFORE, the Plan is hereby amended as follows:
Section 6(a) of the Plan is hereby stricken in its entirety and replaced with the following: “Maximum Shares. Subject to adjustment as provided in this Section 6, there is hereby reserved for issuance under the Plan up to 3,150,000 shares of Stock of the Company”
Except as expressly set forth in this amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned Corporate Secretary of the Company hereby certifies that the foregoing Amendment Number 3 to the Cumberland Pharmaceuticals Inc. Amended and Restated 2007 Long-Term Incentive Compensation Plan was (i) approved by the Board of Directors and (ii) approved by a majority of the holders of all of the Company’s outstanding common and preferred stock.

Dated: March 8, 2023

/s/ Jean W. Marstiller
Jean W. Marstiller
Corporate Secretary

Appendix B
CUMBERLAND PHARMACEUTICALS INC.
AMENDED AND RESTATED
2007 LONG-TERM INCENTIVE COMPENSATION PLAN
This Cumberland Pharmaceuticals Inc. Amended and Restated 2007 Long-Term Incentive Compensation Plan (“Plan”), effective April 17, 2012, is established primarily to encourage employees and Consultants of Cumberland Pharmaceuticals Inc. (the “Company”), its Affiliates, and its joint ventures to acquire Stock and other equity-based interests in the Company. It is believed that the Plan will stimulate employees’ and Consultants’ efforts on the Company’s behalf, will tend to maintain and strengthen their desire to remain with the Company, will be in the interest of the Company and its shareholders, and will encourage such employees and Consultants to have greater personal financial investment in the Company through ownership of its Stock. The Plan supersedes and replaces the Cumberland Pharmaceuticals Inc. 1999 Stock Option Plan (the “Original Incentive Plan”) but does not impair the vesting or exercise of any option granted under the Original Incentive Plan prior to the date that this Plan became effective.

1.	Definitions
"Affiliate” shall have the meaning assigned to the term pursuant to Rule 12b-2 as promulgated under the Exchange Act.
"Blackout Period” means any period self-imposed by the Company or required under applicable law that restricts the purchase and sale of the Stock by designated persons for a period of time.
The “Board” means the Board of Directors of the Company.
“Cause” shall mean: (a) theft of property belonging to the Company or one of its Affiliates (including but not limited to trade secrets and confidential information); (b) fraud on the Company or one of its Affiliates; (c) conviction of, or pleading “no contest” to, a felony committed while employed by or consulting for the Company or one of its Affiliates; (d) breach of fiduciary duty to the Company or one of its Affiliates; or (e) deliberate, willful or gross misconduct related to the Company or an Affiliate.
The “Code” means the Internal Revenue Code of 1986, as amended, or any successor code thereto.
The “Committee” means the Compensation Committee of the Board of Directors of the Company.
The “Company” means Cumberland Pharmaceuticals Inc.
“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to the Company or one of its Affiliates or joint ventures, provided that the identity of such person, the nature of such services or the Person to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Form S-8 Registration Statement under the Securities Act.
“Covered Employee” means an employee, as described in Section 162(m) of the Code and the associated Treasury regulations, who, on the last day of the Company’s taxable year, is either the Company’s Chief Executive Officer or among the four highest compensated employees of the Company or one of its Affiliates.
“Division” means a section of the Company or an Affiliate.
“Eligible Employee” means a regular full-time or part-time employee of one of the Related Entities, including officers, whether or not under direction of the Company.
“Employment Termination” means termination of the employment of an individual who is employed by one of the Related Entities, provided that termination of an individual from a Related Entity for the purpose of immediately transferring such individual to another Related Entity shall not constitute “Employment Termination” for purposes of this Plan.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Appendix B
“Fair Market Value” means (i) if the Stock or other security is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share thereof on such exchange or quotation system on the applicable date, and if shares are not traded on such day, on the next preceding trading date, (ii) if the Stock or other security is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available, and (iii) if the Stock or other security is not regularly quoted, the fair market value of a share thereof on the applicable date as established by the Committee in good faith. For purposes of awards effective as of the effective date of the Company’s initial public offering, Fair Market Value of Stock shall be the price at which the Stock is offered to the public in its initial public offering.
“Incentive Option” means an Option that by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.
“Incentives” means awards made under this Plan of any of the following, or any combination of the following: (a) Options (including both Incentive Options and Nonstatutory Stock Options); (b) Stock Appreciation Rights; (c) Restricted Stock; and (d) Restricted Stock Units.
“Nonstatutory Stock Option” means any Option that is not an Incentive Option.
“Option” means an option to purchase one or more shares of the Company’s Stock.
“Participant” means any holder of an Incentive awarded under the Plan.
“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Covered Employee for a Performance Period. The Performance Criteria used to establish Performance Goals include but are not limited to: pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share of stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee will, within the time prescribed by Section 162(m) of the Code, objectively define the manner of calculating the Performance Criteria it selects to use for such Performance Period for Covered Employees who received Qualified Performance-Based Incentives.
“Performance Goals” means, for a Performance Period, the written goals established by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate or Division or a joint venture of which the Company or an Affiliate is a member.
“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Covered Employee’s right to, and the payment of, a Qualified Performance-Based Incentive.
“Plan” shall refer to the Cumberland Pharmaceuticals Inc. 2007 Long-Term Incentive Compensation Plan described in this document.
“Qualified Performance-Based Incentives” means awards of Incentives intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
“Related Entities” shall refer to the Company and its Affiliates and to joint ventures in which the Company or one of its Affiliates is a member.
“Restricted Stock” means shares of Stock granted to a Participant subject to a Risk of Forfeiture.
“Restricted Stock Unit” means a right granted to a Participant to receive cash, Stock, or other awards in the future that is subject to a Risk of Forfeiture.

Appendix B
“Restriction Period” means the period of time, established by the Committee in connection with an award of Restricted Stock, during which the shares of Restricted Stock are subject to a Risk of Forfeiture described in the applicable award agreement.
“Risk of Forfeiture” means a limitation on the right of the Participant to retain Restricted Stock or a Restricted Stock Unit, including a right in the Company to reacquire shares of Restricted Stock or a Restricted Stock Unit at less than their then Fair Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.
“SARs” shall refer to Stock Appreciation Rights.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Stock” shall refer to one or more shares of the Company’s Stock.
“Terminated Employee” means an individual who meets the following criteria:
(a) the individual is granted Incentives under this Plan at a time when he or she is employed by one of the Related Entities; and
(b) the individual is thereafter terminated from a Related Entity due to: (i) such person’s voluntary resignation, retirement, death, or extended absence from work as a consequence of disability; (ii) a reduction in force; (iii) a termination without Cause; or (iv) any other reason not covered by subsection 4(b) below, provided that an individual who is terminated merely for purposes of transferring such individual from one Related Entity to another shall not constitute a “Terminated Employee” for purposes of this definition.
“Stock Appreciation Right” means a right to receive any excess in the Fair Market Value of shares of Stock over a specified exercise price.

2	Incentives
Incentives under the Plan may be granted to Eligible Employees in any one or a combination of: (a) Incentive Options (or other statutory stock option); (b) Nonstatutory Stock Options; (c) SARs; (d) Restricted Stock and (e) Restricted Stock Units. Incentives under the Plan may be granted to Consultants in any one or a combination of: (a) Nonstatutory Stock Options, (b) SARs, and (c) Restricted Stock and (d) Restricted Stock Units. All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Committee, except that the provisions of this Plan shall not apply retroactively to any Incentive issued before the effective date of this Plan. Determinations by the Committee under the Plan (including, without limitation, determinations as to the Eligible Employees; the form, amount and timing of Incentives; and the terms and provisions of agreements evidencing Incentives) need not be uniform and may be made selectively among Eligible Employees and Consultants who receive, or are eligible to receive, Incentives, whether or not such Eligible Employees and Consultants are similarly situated.

3	Administration
(a) Committee. The Plan shall be administered by the Committee. No person who makes or participates in making an award under this Plan, whether as a member of the Committee, a delegate of the Committee, or in any other capacity, shall make or participate in making an award to himself or herself. No member of the Board or person acting pursuant to the authority delegated by the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.
(b) Powers of Committee. The Committee will have full discretionary power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, in addition to all other powers provided by this Plan, the Committee’s discretionary powers will include, but will not be limited to, the following discretionary powers:

Appendix B
(i) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(ii) To interpret the Plan;
(iii) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, and the determination of whether a worker is an Eligible Employee shall be made in the sole and exclusive discretion of the Committee;
(iv) To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;
(v) To the extent allowed by law, to delegate some or all of its power and authority to the Company’s Chief Executive Officer, other senior members of management, or committee or subcommittee, as the Committee deems appropriate. However, the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to the Exchange Act;
(vi) To impose such restrictions and limitations on any awards granted under the Plan as it may deem advisable, including, but not limited to share ownership or holding period requirements and requirements to enter into or to comply with confidentiality agreements and, to the extent allowed by law, non-competition and other restrictive or similar covenants.
(vii) To correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award made under the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency; and
(viii) If the Committee determines that the amendment of an Incentive awarded under this Plan is in the best interest of a Participant, to amend any such Incentive without the consent of the Participant, provided that no Incentive may be amended by backdating or in any other manner that would violate any applicable law or regulation or in any manner that would violate the terms of this Plan.
Any determination by the Committee or its delegate(s) shall be final, binding and conclusive on all persons, in the absence of clear and convincing evidence that the Committee or its delegates(s) acted arbitrarily and capriciously.
(c) Vesting Period. If applicable, the Committee shall determine the vesting period for Incentives granted under this Plan and shall specify such vesting period in writing in making an award of an Incentive under this Plan. However, should the Committee award Options or SARs under this Plan without specifying a vesting period, (i) any SAR awarded in tandem with any underlying Option shall vest on the date that its underlying Option vests, and (ii) Options and SARs awarded without an underlying Option shall vest on a graduated basis over a five-year period, with 20% of the Options (or, if applicable, the SARs) vesting on each anniversary of the date of grant until all Options (or, if applicable, SARs) covered by the grant are vested.
(d) Compliance with 409A. To the extent that the Board determines that any Incentive granted under the Plan is subject to §409A of the Code, the granting document evidencing such Incentive shall incorporate the terms and conditions required by §409A of the Code. To the extent applicable, the Plan and granting documents prepared in connection with the Plan shall be interpreted in accordance with §409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the effective date of this Plan, the Board determines that any Incentive may be subject to §409A of the Code, the Board may adopt such amendments to the Plan and the applicable granting document or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Board determines are necessary or appropriate to (1) exempt the Incentive from §409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Incentive or (2) comply with the requirements of §409A of the Code.
(e) Documentation of Award of Incentive. Each Incentive awarded under this Plan shall be evidenced in such written form as the Committee shall determine. Each award may contain terms and conditions in addition to those set forth in the Plan.

Appendix B
(f) Participants Outside the United States. The Committee may modify the terms of any Incentive granted under the Plan to a Participant who is, at the time of grant or during the term of the Incentive, resident or primarily employed outside of the United States. Such modification, which may be made in any manner deemed by the Committee to be necessary or appropriate, shall only be made in order that the Incentive shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Incentive to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Incentive to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of, the Plan for the purpose of granting and administrating any such modified Incentive. No such modification, supplement, amendment, restatement or alternative version may increase the share limits set forth in this Plan or violate any applicable law of the United States.
(g) Exchange and Repricing. The Committee may, in its sole discretion, exchange any Incentives for an Option, Restricted Stock, Restricted Stock Units, SAR, other equity award, cash or other property or “reprice” an Option granted under this Plan or the 1999 Stock Option Plan. “Reprice” means any of the following or any other action that has the same effect; (i) amending an Option to reduce its exercise price, (ii) canceling an Option at a time when its exercise price exceeds the Fair Market Value of a share of Stock in exchange for an Option, Restricted Stock, other equity award, cash or other property unless the cancellation an exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction, or (iii) taking any other action that is treated as a repricing under GAAP.

4	Eligibility/Forfeiture in the Event of Termination for Cause
(a) Eligibility. Eligible Employees may receive Incentives under this Plan. Those members of the Board who are not Eligible Employees are not eligible to receive Incentives under this Plan. Consultants are eligible to receive Incentives to the extent specified in Section 2 above.
(b) Forfeiture. If the Company or one of its Affiliates or joint ventures terminates an Eligible Employee for Cause or cancels the engagement of a Consultant for Cause or discovers facts that would have entitled it to cancel the engagement of such Consultant if such engagement were still ongoing, the Board, by written resolution, may, to the fullest extent allowed by law, cancel and/or cause the forfeiture of any unvested and/or unexercised Option, unvested and/or unexercised Restricted Stock Units, unvested or unexercised SAR, or Restricted Stock awarded to such Eligible Employee or Consultant.

5	Qualified Performance-Based Incentives
(a) Applicability. This section will apply only to Covered Employees, or to those persons whom the Committee determines are reasonably likely to become Covered Employees in the period covered by an Incentive. The Committee may, in its discretion, select particular Covered Employees to receive Qualified Performance-Based Incentives. The Committee may, in its discretion, grant Incentives (other than Qualified Performance-Based Incentives) to Covered Employees that do not satisfy the requirements of this section.
(b) Purpose. As to any Covered Employee or person likely to become a Covered Employee during the period covered by an Incentive, the Committee shall have the ability to qualify any of the Incentives as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Incentive as a Qualified Performance-Based Incentive, the provisions of this section will control over any contrary provision contained in the Plan. In the course of granting any Incentive, the Committee may specifically designate the Incentive as intended to qualify as a Qualified Performance-Based Incentive. However, no Incentive shall be considered to have failed to qualify as a Qualified Performance-Based Incentive solely because the Incentive is not expressly designated as a Qualified Performance-Based Incentive, if the Incentive otherwise satisfies the provisions of this section and the requirements of Section 162(m) of the Code and the regulations thereunder applicable to “performance-based compensation.”

Appendix B
(c) Authority. All grants of Incentives intended to qualify as Qualified Performance-Based Incentives shall be made by the Committee or, if all of the members thereof do not qualify as “outside directors” within the meaning of applicable IRS regulations under Section 162 of the Code, by a subcommittee of the Committee consisting of such of the members of the Committee who do so qualify. Any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan. The Committee (or subcommittee, if necessary) shall also determine the terms applicable to Qualified Performance-Based Incentives.
(d) Discretion of Committee. Options may be granted as Qualified Performance-Based Incentives. The exercise price of any Option intended to qualify as a Qualified Performance-Based Incentive shall in no event be less than the Fair Market Value on the date of the grant of the Stock covered by the Option. With regard to other Incentives intended to qualify as Qualified Performance-Based Incentives, the Committee will have full discretion to select the length of any applicable Restriction Period or Performance Period. Additionally, the Committee shall have full discretion to establish the Performance Criteria, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, Affiliate or Division. Any Performance Goal or Goals applicable to Qualified Performance-Based Incentives shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code), and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.
(e) Payment of Qualified Performance-Based Incentives. A Covered Employee will be eligible to receive payment under a Qualified Performance-Based Incentive that is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. In determining the actual size of an individual Qualified Performance-Based Incentive, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Incentive earned for the Performance Period, if, in its sole and absolute discretion, such reduction or elimination is appropriate.
(f) Limitation of Adjustments for Certain Events. No adjustment of any Qualified Performance-Based Incentive shall be made except on such basis, if any, as will not cause such Incentive to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.

6	Shares Available for Incentives and Limits on Incentives
(a) Maximum Shares. Subject to adjustment as provided in this Section 6, there is hereby reserved for issuance under the Plan up to 2,400,000 shares of Stock of the Company.
(b) Limit on an Individual’s Incentives. In any given year, no Eligible Employee or Consultant may receive Incentives covering more than 20% of the aggregate number of shares that may be issued pursuant to the Plan. Except as may otherwise be permitted by the Code, Incentive Options granted to an employee of the Company or its parent or subsidiary during one calendar year shall be limited as follows: at the time the Incentive Options are granted, the Fair Market Value of the Stock covered by Incentive Options first exercisable by such employee in any calendar year may not, in the aggregate, exceed $100,000. The maximum Qualified Performance-Based Incentive payment to any one Participant under the Plan for a Performance Period is 20% of the aggregate number of shares that may be issued pursuant to the Plan, or if the Qualified Performance-Based Incentive is paid in cash, that number of shares multiplied by the Fair Market Value of the Stock as of the date the Qualified Performance-Based Incentive is granted.
(c) Source of Shares. Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Stock or from Stock held in the Company treasury. To the extent that shares of Stock subject to an outstanding award under the Plan are not issued by reason of forfeiture, termination, surrender, cancellation, or expiration while unexercised; by reason of the tendering or withholding of shares to pay all or a portion of the exercise price or to satisfy all or a portion of the tax withholding obligations relating to the award; by reason of being settled in cash in lieu of shares or settled in a manner that some or all of the shares covered by the award are not issued to the Participant; or being exchanged for a grant under the Plan that does not involve Stock, then such

Appendix B
shares shall immediately again be available for issuance under the Plan, unless such availability would cause the Plan to fail to comply with Rule 16b-3 under Exchange Act, or any other applicable law or regulation.
(d) Recapitalization Adjustment. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make appropriate adjustments in the number and kind of shares authorized by the Plan; in the number and kind of shares covered by Incentives granted; in the price of Options; and in the Fair Market Value of SARs. No adjustment under this section or any other part of this Plan shall be made if: (1) it would cause an Incentive granted under this Plan as a Qualified Performance-Based Incentive to fail under Code 162(m), (2) it would cause an Incentive Option granted under this Plan to fail to meet the criteria for an Incentive Option, or (3) it would violate any applicable law or regulation.

7	Effect of Employment Termination on Options, Restricted Stock Units and SARs
(a) As to a “Terminated Employee”:
(i) Any unvested Options, unvested Restricted Stock Units and unvested SARs held by such individual on the date of his or her Employment Termination shall lapse and be automatically cancelled and of no further force and effect as of midnight on the date of such individual’s Employment Termination.
(ii) Any vested but unexercised Options held by such individual as of the date of his or her Employment Termination shall expire and be of no further force and effect unless either exercised or surrendered under a SAR within the earlier of: (a) 90 days after the date of such individual’s Employment Termination, or (b) the expiration date of the Option. However, in the event that such an individual is subject to a Blackout Period during the entire 90 days after such individual’s Employment Termination, then such individual shall have until 10 business days after the expiration of the Blackout Period applicable to him or her to exercise Options that were vested but unexercised as of his or her Termination Date, unless such Option expires by its own terms prior to the end of the Blackout Period.
(iii) Any vested but unexercised SARs held by such individual as of the date of his or her Employment Termination shall expire and be of no further force and effect unless either exercised within the earlier of: (a) 90 days after the date of such individual’s Employment Termination, or (b) the expiration date of the SAR. However, in the event that such an individual is subject to a Blackout Period during the entire 90 days after such individual’s Employment Termination, then such individual shall have until 10 business days after the expiration of the Blackout Period applicable to him or her to exercise SARs that were vested but unexercised as of his or her Termination Date, unless such SARs expire by their own terms prior to the end of the Blackout Period.
(iv) Any vested but unexercised Restricted Stock Units held by such individual as of the date of his or her Employment Termination shall expire and be of no further force and effect unless either exercised within the earlier of: (a) 90 days after the date of such individual’s Employment Termination, or (b) the expiration date of the Restricted Stock Unit. However, in the event that such an individual is subject to a Blackout Period during the entire 90 days after such individual’s Employment Termination, then such individual shall have until 10 business days after the expiration of the Blackout Period applicable to him or her to exercise Restricted Stock Units that were vested but unexercised as of his or her Termination Date, unless such Restricted Stock Unit expires by its own terms prior to the end of the Blackout Period.
(b) In a situation in which an individual is terminated from a Related Entity for Cause, his or her unvested Options, unvested Restricted Stock Units and SARs shall lapse and be automatically cancelled in accordance with subsection 4(b) above; however, if for any reason such individual’s unvested Options and SARs have not either lapsed and been automatically cancelled under subsection 4(b) by midnight on the date that his or her employment is terminated by the Related Entity for Cause, then such individual’s unvested Options and unvested SARs shall lapse, be cancelled, and/or expire at midnight on the date that he or she is terminated by the Related Entity for Cause.
(c) In a situation in which an individual is terminated by a Related Entity for Cause, his or her Options, Restricted Stock Units and SARs that are vested but unexercised as of the date that his or her employment is terminated for Cause shall be forfeited and automatically cancelled in accordance with subsection 4(b) above;

Appendix B
however, if for any reason such individual’s vested and unexercised Options, Restricted Stock Units and SARs have not either been forfeited and automatically cancelled under subsection 4(b) above or otherwise expired within seven (7) days following the date of his or her termination for Cause, then such individual’s vested but unexercised Options, Restricted Stock Units and SARs shall lapse, be cancelled, and/or expire if they have not been exercised within such seven (7) day period.

8	Options
The Committee may grant options qualifying as Incentive Options under the Code, other statutory options under the Code, and Nonstatutory Options. However, in accordance with Code § 422(b), no one may be granted an Incentive Option under this Plan unless such person, as of the date of grant, is an employee of the Company or an employee of the Company’s parent company or a Company subsidiary. All Options granted under this Plan shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:
(a) Option Price. The option price per share with respect to each Option shall be determined by the Committee, but when first award shall not be less than one hundred percent (100%) of the Fair Market Value of the Company’s Stock on the date the Option is granted; provided, however, that in the case of an Incentive Option granted to an Eligible Employee who, immediately prior to such grant, owns (directly or indirectly) stock (either common or preferred) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary of the Company, the option price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date of grant.
(b) Vesting. Options granted under this Plan shall vest in accordance with subsection 3(c) above unless the granting document for such Options specifies a different vesting schedule.
(c) Expiration Date for Option. The expiration date for each Option shall be fixed by the Committee in the granting document but shall not exceed ten (10) years. If an Incentive Option is granted to an Eligible Employee of the Company or its parent company or one of its affiliates who owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company as of the date the Incentive Option is granted, then the Incentive Option will expire five (5) years from the date it is granted, unless it is earlier terminated under one of the other provisions of this Plan.
(d) Payment for Option Exercise. At the time an Option is exercised, the holder must tender of the full purchase price for the applicable shares, which may be paid or satisfied by: (i) cash; (ii) check; (iii) delivery of shares of Stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such Option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; or (iv) in such other manner as may be authorized from time to time by the Committee. All such payments shall be made or denominated in United States dollars. No shares shall be issued until full payment for such shares has been made. A grantee of an Option shall have none of the rights of a shareholder until the shares are issued.
(e) Exercise of Option. An Option may be exercised only by giving written notice, specifying the number of shares of Stock to be purchased. Additional procedures for exercise of each Option awarded under this Plan will be set forth in the granting document for such Option. The Committee may, from time to time, amend the exercise procedures, in which case Participants will be notified of such revised procedures. If an Option grantee is awarded the Option while he or she is employed by the Company or one of its Affiliates or joint ventures, then so long as such Option grantee remains employed by the Company or one of its Affiliates or joint ventures, the shares covered by an Option may be purchased in such installments and on such exercise dates as the Committee or its delegate may determine and as set forth in the document awarding the Option. In no event shall any Option be exercisable after its specified expiration period. If a Consultant is awarded an Option, the shares covered by such Option may be purchased in such installments and on such exercise dates and conditions as set forth in the document awarding the Option. A Participant, and those claiming through a Participant, may not exercise Options during a Blackout Period applicable to that Participant.
(f) Handling of Options When Employment Ends.

Appendix B
(i) A Terminated Employee’s Options that are unvested on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(i) above.
(ii) A Terminated Employee’s Options that are vested but unexercised on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(ii) above.
(iii) In a situation in which an employee of a Related Entity is terminated for Cause, subsection 4(b) above shall apply to such individual’s: (x) unvested Options and (y) vested but unexercised Options. If, for any reason such individual’s unvested Options have not either lapsed and been automatically cancelled under subsection 4(b) by midnight on the date that his or her employment is terminated by the Related Entity for Cause, then such person’s unvested Options shall lapse, be cancelled, and/or expire in accordance with subsection 7(b) above. If, for any reason. within seven (7) days following the date of his or her termination for Cause, such individual’s vested and unexercised Options have not been forfeited and/or automatically cancelled under subsection 4(b) above or otherwise expired, then such individual’s vested but unexercised Options shall lapse, be cancelled, and/or expire if they have not been exercised within seven (7) days after the date such individual’s employment is terminated by the Related Entity for Cause.
(g) Divorce. Incentive Options transferred incident to divorce will cease to be statutory stock options on transfer.
(h) Cancellation of Options with No Value. Any person who receives a grant of Options under this Plan may be required, at the time the Options are awarded, to sign a consent allowing the Board, in its discretion, to cancel the Options if the Fair Market Value of the Stock decreases such that the exercise price of the Options is significantly above the Fair Market Value of the Stock.

9	Stock Appreciation Rights (“SARs”)
The Committee may, in its discretion, grant SARs to Eligible Employees and to Consultants. SARs may be granted either singly or in combination with an underlying Option granted hereunder. Such SARs shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:
(a) Vesting and Exercise Period of SAR. If a SAR is granted with respect to an underlying Option, it may be granted at the time of the Option or at any time thereafter but prior to the expiration of the Option. In no event shall the exercise period for a SAR exceed the exercise period for its underlying Option, if any. If the Committee fails to set the vesting period in the granting document for a SAR, then the vesting period for such SAR shall be as stated in Subsection 3(c) above. Unless otherwise specified in the granting document for a SAR, the exercise period for the SAR shall be five (5) years from the date of vesting unless such exercise period is earlier terminated under subsections 4(b) or 9(d) of this Plan. If an Option is granted with respect to an underlying Option, then upon exercise of the Option the SAR will be cancelled.
(b) Value of SAR. If a SAR is granted with respect to an underlying Option, the grantee will be entitled to surrender the Option that is then exercisable and receive in exchange an amount equal to the excess of the Fair Market Value of the Stock on the date the election to surrender is received by the Company over the Option price multiplied by the number of shares covered by the Options that are surrendered. If a SAR is granted without an underlying Option, the grantee will receive upon exercise of the SAR an amount equal to the Fair Market Value of the Stock on the date the election to surrender such SAR is received by the Company over the Fair Market Value of the Stock on the date of grant multiplied by the number of shares covered by the SARs being exercised.
(c) Payment of SAR. When a SAR is exercised, payment for the SAR shall be in the form of shares of Stock, cash, or any combination of Stock and cash.
(d) Handling of SAR When Employment Ends.
(i) A Terminated Employee’s SARs that are unvested on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(i) above.

Appendix B
(ii) A Terminated Employee’s SARs that are vested but unexercised on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(iii) above.
(iii) In a situation in which an Eligible Employee is terminated for Cause, subsection 4(b) above shall apply to such individual’s: (x) unvested SARs and (y) vested but unexercised SARs. If, for any reason, such individual’s unvested SARs have not lapsed and been automatically cancelled under subsection 4(b) by midnight on the date that his or her employment is terminated by the Related Entity for Cause, then such individual’s unvested SARs shall lapse, be cancelled, and/or expire in accordance with subsection 7(b) above. If, for any reason, within seven (7) days following the date of his or her termination for Cause, such individual’s vested and unexercised SARs have not been forfeited and/or automatically cancelled under subsection 4(b) above or otherwise expired, then such individual’s vested but unexercised SARs shall lapse, be cancelled, and/or expire if they have not been exercised within seven (7) days after the date such individual’s employment is terminated by the Related Entity for Cause.

10	Restricted Stock and Restricted Stock Units
The Committee may award Restricted Stock or Restricted Stock Units to a grantee. All shares of Restricted Stock or Restricted Stock Units granted shall be subject to a Risk of Forfeiture as determined by the Committee, including but not limited to the following terms and conditions and such other terms and conditions as the Committee may prescribe.
(a) Restriction Period. Each grant of Restricted Stock made under this Plan shall specify a Restriction Period. If the grant fails to specify a Restriction Period, then the Restriction Period shall be as follows:

•	20% of the Restricted Stock awarded under the grant will be subject to a one-year Restriction Period ending on the first anniversary of the date of grant;

•	20% of the Restricted Stock awarded under the grant will be subject to a two-year Restriction Period ending on the second anniversary of the date of grant;

•	20% of the Restricted Stock awarded under the grant will be subject to a three-year Restriction Period ending on the third anniversary of the date of grant;

•	20% of the Restricted Stock awarded under the grant will be subject to a four-year Restriction Period ending on the fourth anniversary of the date of grant; and

•	20% of the Restricted Stock awarded under the grant will be subject to a five-year Restriction Period ending on the fifth anniversary of the date of grant.
(b) Effect of Employment Termination on Restricted Stock. If a grantee is awarded Restricted Stock while he or she is employed by one of the Related Entities, then, as a condition of the grant, the grantee must remain employed by one of the Related Entities during the applicable Restriction Period in order to retain the shares of Restricted Stock. If the grantee leaves the employment of one of the Related Entities prior to the end of the Restriction Period, the Restricted Shares still subject to a Restriction Period shall revert to the Company and any rights of the grantee in such Restricted Shares shall automatically terminate and such shares shall be returned immediately to the Company. This subsection shall apply without regard to whether the reason for termination of the grantee’s employment is voluntary termination, involuntary termination, retirement, extended absence due to disability, or death. However, this subsection shall not apply if the grantee is terminated from one Related Entity and immediately transferred to another Related Entity. If a grantee of Restricted Stock is terminated for Cause, the Board shall have discretion to apply subsection 4(b) to such grantee’s Restricted Stock. However, if the Board fails to apply 4(b), then the Restricted Stock of a grantee terminated for Cause shall revert to the Company under this subsection 10(b).
(c) Restrictions on Transfer and Legend on Stock Certificates. During the Restriction Period, the grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Stock except as expressly permitted in this

Appendix B
Plan. Each certificate for shares of Restricted Stock granted hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.
(d) Escrow Agreement. The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock award will remain in the physical custody of an escrow holder until all restrictions are removed or expire.
(e) Lapse of Restrictions. All restrictions imposed on the Restricted Stock shall lapse upon the expiration of the Restriction Period if the conditions of the grant have been met. The grantee shall then be entitled to have the legend removed from the certificates.
(f) Dividends. Any dividends declared on the Restricted Stock during the Restriction Period shall be accumulated and paid to the grantee after the expiration of the Restriction Period if the conditions of the grant are met and grantee still owns such stock at the end of the Restriction Period.
(g) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. A Restricted Stock Unit shall entitle a Participant to Receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the award of such Restricted Stock Units, one or more shares of Stock. Restricted Stock Units may, among other tings, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. Restricted Stock Units may be, paid or satisfied by: (i) cash; (ii) check; (iii) delivery of shares or stock, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately proceeding the date of payment and, unless otherwise determined by the committee, shall have been held by the Participant for at least six months; or (iv) in such other manner as may be authorized from time to time by the Committee.
(h) Handling of Restricted Stock Units When Employment Ends.
(i) A Terminated Employee’s Restricted Stock Units that are unvested on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(i) above.
(ii) A Terminated Employee’s Restricted Stock Units that are vested but unexercised on the date of his or her Employment Termination shall be handled in accordance with subsection 7(a)(iv) above.
(iii) In a situation in which an employee of a Related Entity is terminated for Cause, subsection 4(b) above shall apply to such individual’s: (x) unvested Restricted Stock Units and (y) vested but unexercised Restricted Stock Units. If, for any reason such individual’s unvested Restricted Stock Units have not either lapsed and been automatically cancelled under subsection 4(b) by midnight on the date that his or her employment is terminated by the Related Entity for Cause, then such person’s unvested Restricted Stock Units shall lapse, be cancelled, and/or expire in accordance with subsection 7(b) above. If, for any reason. within seven (7) days following the date of his or her termination for Cause, such individual’s vested and unexercised Restricted Stock Units have not been forfeited and/or automatically cancelled under subsection 4(b) above or otherwise expired, then such individual’s vested but unexercised Restricted Stock Units shall lapse, be cancelled, and/or expire if they have not been exercised within seven (7) days after the date such individual’s employment is terminated by the Related Entity for Cause.

11	Acquisition and Change of Control Events
(a) Definitions.
“Acquisition Event” shall mean:
(i) Any merger or consolidation of the Company with or into another entity as a result of which the Company’s Stock is converted into or exchanged for the right to receive cash, securities of the other entity, or other property; or
(ii) Any exchange of shares of the Company for cash, securities of another entity or other property pursuant to a statutory share exchange transaction.

Appendix B
“Change of Control Event” shall mean:
(i) any merger or consolidation that results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or
(ii) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 51% or more of either (A) the then-outstanding shares of Stock of the Company (the “Outstanding Company Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). However, for purposes of this subsection (ii), the following acquisitions shall not give rise to a Change of Control event: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust ) sponsored or maintained by the Company or an Affiliate, or (D) any acquisition by any Person pursuant to a transaction that results in all or substantially all of the individuals and entities who were the beneficial owners of 50% or more of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such transaction beneficially owning, directly or indirectly, more than 50% of the then-outstanding shares of Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring Person in such transaction (which shall include, without limitation, a Person that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively;
(iii) any sale of all or substantially all of the assets of the Company; or
(iv) the complete liquidation of the Company.
(b) Effect on Options.
(i) Acquisition Event. Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding Person (or an Affiliate thereof). However, if such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between the Option holder and the Company, such assumed or substituted options shall be immediately exercisable in full upon the occurrence of such Acquisition Event. For purposes of this section, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Stock for each share of Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock). However, if the consideration received as a result of the Acquisition Event is not solely Stock of the acquiring or succeeding Person (or an Affiliate thereof), the Company may, with the consent of the acquiring or succeeding Person, provide for the consideration to be received upon the exercise of Options to consist solely of Stock of the acquiring or succeeding Person (or an Affiliate thereof) equivalent in Fair Market Value to the per share consideration received by holders of outstanding shares of Stock as a result of the Acquisition Event. Notwithstanding the foregoing, if the acquiring or succeeding Person (or an Affiliate thereof), does not agree to assume such Options, or substitute equivalent options for such Options, then the Board shall, upon written notice to the Option holders, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Option holders before the consummation of such Acquisition Event. However, in the event of an Acquisition Event under the terms of which

Appendix B
holders of Stock will receive upon consummation thereof a cash payment for each share of Stock surrendered pursuant to such Acquisition Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Option holder shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.
(ii) Change in Control Event that is not an Acquisition Event. Upon the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, all Options then outstanding shall automatically become immediately vested and exercisable in full.
(c) Effect on Restricted Stock.
(i) Acquisition Event that is not a Change in Control Event. Upon the occurrence of an Acquisition Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding grant of Restricted Stock shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property into which the Stock was converted or for which it was exchanged pursuant to such Acquisition Event in the same manner and to the same extent as such rights applied to the Stock subject to such Restricted Stock award.
(ii) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock award or any other agreement between a holder of a Restricted Stock award and the Company, all restrictions and conditions on all Restricted Stock awards then outstanding shall automatically be deemed terminated or satisfied.
(d) Effect on Other Awards.
(i) Acquisition Event that is not a Change in Control Event. In the documents granting such Incentive, the Board may specify the effect of an Acquisition Event that is not a Change in Control Event on any Incentive other than Options and Restricted Stock. If the Board does not specify the effect of any Acquisition Event on such Incentives, the Acquisition Event shall impact such Incentives in accordance with applicable law.
(ii) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument granting such Incentive or any other agreement between an Incentive holder and the Company, all Incentives within the scope of the foregoing 12(d)(i) shall become exercisable, realizable and/or vested in full, or shall be free of all conditions or restrictions, as applicable to each such Incentive. However, the immediately preceding sentence shall not apply to performance-based awards. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), all performance-based award shall be immediately payable based upon the extent, as determined by the Committee, to which the Performance Goals for the Performance Period then in progress have been met up through the date of the Change of Control Event or based on 100% of the value on the date of grant of the performance-based award, if such amount is higher.

12	Discontinuance or Amendment of the Plan
The Board may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with the Exchange Act or any other applicable law or regulation. No Incentive shall be granted under the Plan after April 18, 2017, but Incentives granted prior to such date may extend beyond such date.

Appendix B

13	Nontransferability
Incentive Options granted under the Plan shall not be transferable except by will or the laws of descent and distribution. To the extent allowed by law, Nonstatutory Options may be transferable to certain family members or foundations for no value or other consideration. Additionally, other Incentives granted under the Plan may be transferable subject to the terms and conditions as may be established by the Committee in accordance with regulations promulgated under the Exchange Act and any other applicable law or regulation.

14	No Right of Employment
The Plan and the Incentives granted hereunder shall not confer upon any Eligible Employee the right to continued employment with the Company, its Affiliates, or its joint ventures, or affect in any way the right of such entities to terminate the employment of an Eligible Employee at any time and for any reason. Neither shall the Plan and the Incentives granted hereunder confer on a Consultant the right to continuation of his or her consulting agreement or a right to become an Eligible Employee.

15	Taxes
The Company shall be entitled, at the time the Company deems appropriate under the law then in effect, to withhold the amount of any tax attributed to any Incentive granted under the Plan.

16	Governing Law
The provisions of this Plan and all awards made under this Plan shall be governed by and interpreted in accordance with the law of the State of Tennessee, without regard to applicable conflicts of law principles.

17	Additional Requirements
Anything in the Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of grant of any Incentive or the issuance of any shares of Stock pursuant to any Option, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the grant of any Incentive, the issuance of shares of Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be granted or such shares of Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

18	“Lockup” Agreement
The Committee may in its discretion require that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Participant shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Participant will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Stock issued or issuable pursuant to the exercise of such Incentive, without the prior written consent of the Company or such underwriters, as the case may be.

Appendix B

19	Limitation of Liability
Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer, director or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer, director or employee of the Company acting on behalf of the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

20	Unfunded Status of Incentives
The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Incentive, nothing contained in the Plan or any Incentive shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided , however , that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, shares of Stock, other Incentives, or other property pursuant to any Incentive, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

21	Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, arrangements granting options and other Incentives otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

22	Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23	No Fractional Shares
No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Incentive, including on account of any action under Section 6(d) of the Plan. In lieu of such fractional shares, the Committee shall determine, in its discretion, whether cash, other Incentives, scrip certificates (which shall be in a form and have such terms and conditions as the Committee in its discretion shall prescribe) or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

24	Severability
If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Incentive under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

Appendix B

25	Miscellaneous
The provisions of this Plan shall be severable, and the invalidity of any particular provision of the Plan shall not cause the Plan as a whole to be invalid. Any definition set forth in this Plan of the singular form of a term shall also apply to the plural form of that term, and any definition of the plural form of a term shall also apply to the singular form of the term. Any reference in this Plan to one gender shall also include the other gender.
Adopted by the Board of Directors of Cumberland Pharmaceuticals Inc.

/s/ Jean W. Marstiller

Jean W. Marstiller
Senior Vice President and Corporate Secretary
Date Signed: May 5, 2012